Filed Pursuant to Rule 424(b)(3)
Registration No. 333-139508

PROSPECTUS

INROB TECH LTD.

18,405,000 Shares of Common Stock

This prospectus relates to the resale by the selling stockholders of up to 18,405,000 shares of our common stock. The selling stockholders may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions.

The total number of shares sold herewith consists of shares to be issued to the selling shareholders upon conversion of convertible notes. We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. All costs associated with this registration will be borne by us.

Our common stock currently trades on the Over the Counter Bulletin Board ("OTC Bulletin Board") under the symbol "IRBL.OB."

On December 13, 2006, the last reported sale price for our common stock on the OTC Bulletin Board was $0.28 per share.

Investing in these securities involves significant risks.

See "Risk Factors" beginning on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is January 11, 2007

You may only rely on the information contained in this prospectus or that we have referred you to. We have not authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the common stock offered by this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any common stock in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained by reference to this prospectus is correct as of any time after its date.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including, the section entitled "Risk Factors" before deciding to invest in our common stock. Inrob Tech Ltd. is referred to throughout this prospectus as "Inrob," "we" or "us."

General

Through our wholly owned subsidiary, InRob Ltd., we develop and produce advanced wireless control system and integrated solutions for mobile robots. Bringing emerging robotics technology out of the lab and into the open market, InRob focuses on civil, security and consumer related applications in the mobile robotics business. Our objective is to be a world leader in the development and production of advanced wireless control systems and integrated solutions for robots. We aim to provide integrated solutions to meet the needs of a wide range of mission-critical military, law enforcement and civilian applications.

InRob offers its Explosive Ordinance Disposal technologies for bomb squads, advanced remote-control technologies as well as mobile surveillance technologies, all in support of the increased use of unmanned ground vehicles for "dirty and dangerous" missions in military, homeland security and law enforcement missions.

Our principal executive office is located at 1515 Tropicana Ave, Suite 140, Las Vegas NV 89119. Our telephone number at that address is 702-795-3601.

Recent Developments

On November 15, 2006, we issued to a group of accredited investors our 8% convertible notes in the principal amount of $3,000,000 (the “Notes”). The Notes mature two years from the date of issuance.

Amortizing payments of the outstanding principal amount and interest under the Notes will commence on the third month anniversary date of the date of issuance of the Notes and on the same day of each month thereafter (each, a “Repayment Date”) until the principal amount and interest have been repaid in full. On each Repayment Date, we are required to make payments to the holders of the Notes in the amount of 4.76% of the initial principal amount and all interest accrued on the Notes as of the Repayment Date. Upon an event of default the interest rate will automatically be increased to 15%. At our election, monthly payments may be made (i) in cash in an amount equal to 115% of the principal amount component of the monthly payment and 100% of all other components, or (ii) in shares of our registered common stock at a conversion price equal to the lesser of (A) $0.25, or (B) 75% of the average of the closing bid price of our common stock as reported by Bloomberg L.P. for the Common Stock’s principal market for the five trading days preceding the date a notice of conversion is given to us after we notify the holder of the Notes of its election to make a monthly payment in shares of Common Stock.

Provided there is no default under the Notes, we may prepay the outstanding principal amount of the Notes at a 20% premium, together with accrued but unpaid interest thereon and any and all other sums due.

The holders have a right to convert the Notes into shares of common stock at $0.25 per share. Upon a default, the conversion price shall be the lesser of $0.25 or 75% of the average of the closing bid prices of the Common Stock for the five trading days prior to a conversion date. No conversions may take place if it would cause a holder to become the beneficial owner of more than 4.99% of the outstanding shares of our common stock, which limitation is subject to waiver by the holder upon 61 days prior written notice to us.

We have granted a security interest in all of our assets and the assets of our subsidiary, Inrob Ltd., to secure our obligations under the Notes.

We also issued Class A Warrants to purchase 6,000,000 shares of our common stock at $0.40 per share and Class B Warrants to purchase 6,000,000 shares of our common stock at $0.50 per share (collectively, the “Warrants”). All Warrants are exercisable for a period of five years following the effective date of the registration statement of which this prospectus forms a part.

We have agreed to file the registration statement of which this prospectus forms a part and cause it to be declared effective within 160 days after the closing date of the transaction. If the registration statement is not filed on time or not declared effective by the Securities and Exchange Commission on the earlier of (i) within 3 days after the Commission states that there will be no review or that the Commission has no further comments, or (ii) upon the occurrence of other registration default related matters, we must pay liquidated damages of 2% per 30 days or part thereof for any registration default. We may pay these damages in registered common stock valued at 75% of the average of the closing bid prices of our common stock for the five trading days preceding any such payment.

This Offering

Shares offered by Selling Stockholders	Up to 18,405,000 shares, consisting of shares issuable upon the conversion of secured convertible notes

Common Stock to be outstanding after the offering	79,755,180*

Use of Proceeds	We will not receive any proceeds from the sale of the common stock hereunder. See "Use of Proceeds" for a complete description.

Risk Factors	The purchase of our common stock involves a high degree of risk. You should carefully review and consider "Risk Factors" beginning on page 3

OTC Bulletin Board Trading Symbol	IRBL.OB

* Based on 61,350,180 shares that were issued and outstanding number as of December 13, 2006, and assuming issuance of all shares registered herewith, the number of shares offered herewith represents approximately 29.9% of the total issued and outstanding shares of common stock.

RISK FACTORS

An investment in our shares involves a high degree of risk. Before making an investment decision, you should carefully consider all of the risks described in this prospectus. If any of the risks discussed in this prospectus actually occur, our business, financial condition and results of operations could be materially and adversely affected. If this were to happen, the price of our shares could decline significantly and you may lose all or a part of your investment. The risk factors described below are not the only ones that may affect us. Our forward-looking statements in this prospectus are subject to the following risks and uncertainties. Our actual results could differ materially from those anticipated by our forward-looking statements as a result of the risk factors below. See "Forward-Looking Statements."

Risks Related to Our Business

We have incurred significant losses to date and expect to continue to incur losses.

During the nine-month period ended September 30, 2006, we incurred net losses of approximately $153,010. We expect to continue to incur losses for at least the next 12 months. Continuing losses will have an adverse impact on our cash flow and may impair our ability to raise additional capital required to continue and expand our operations.

Our auditors have issued a going concern opinion, which may make it more difficult for us to raise capital.

Our auditors have included a going concern opinion on our financial statements because of concerns about our ability to continue as a going concern. These concerns arise from the fact that we have continuing operating losses and negative working capital. If we are unable to continue as a going concern, you could lose your entire investment in us.

If we are unable to obtain additional funding, we may have to reduce our business operations.

We recently completed a $3,000,000 financing and anticipate, that the funds received will be sufficient to satisfy our operations for the next 12 months. Nevertheless, if our marketing campaign is not successful in promoting sales of our services, we will be required to seek additional financing. We will also require additional financing to expand into other markets and further develop our products and services. We have no current arrangements with respect to any additional financing. Consequently, there can be no assurance that any additional financing will be available when needed, on commercially reasonable terms or at all. The inability to obtain additional capital may reduce our ability to expand our business operations. Any additional equity financing may involve substantial dilution to our then existing shareholders.

If we cannot maintain our current relationship with A.R.T.S. Ltd., our operations would be materially adversely affected.

One of our main sub-contractors, A.R.T.S. Ltd., provides critical research, development and production operations to us. During the past 10 years, A.R.T.S. Ltd. has developed for us most of the software required for our robot related activities. We do not have an agreement with A.R.T.S. Ltd. for the provision of their services to us, and cannot be assured that we will be able to maintain this relationship with that entity. In the event that our relationship with A.R.T.S. Ltd. ceases, the interruption to our research and development activities and production operations would be harmful to our business, and may require a long period of time to establish relationships with new partners with the required level of know-how and expertise. We currently know of several wireless communications software companies, both in Israel and worldwide, capable of providing us with the same services we currently outsource to A.R.T.S. Ltd.

As we are a technology-based company, we are required to update our technology and knowledge base on a regular basis. We are a relatively small company, and we have never made the quantitative distinction between our R&D expenses and any other expenses. Thus, we are not able to assess the amount of funds we have paid for R&D over the years, nor are we able to assess the financial effects a break up with A.R.T.S. Ltd. may have on our business.

If we do not maintain our acknowledged supplier status with the Israeli Ministry of Defense our business could be materially adversely affected.

We currently maintain the status of an acknowledged supplier to the Israeli ministry of defense and have top security clearance. Acknowledged supplier status allows us to provide services to the Israeli Ministry of Defense and the Israeli Defense Forces (i.e. Army, Navy and Air Force), which comprise a significant portion of our annual revenues (as shown in the table below). If we are unable to maintain the acknowledged supplier status, our business and results of operations may be negatively impacted.

We are highly dependent on sales to the Israeli Ministry of Defense.and the Israeli Defense Forces.

We are highly dependent on sales of our products and services to the Israeli Ministry of Defense.and the Israeli Defense Forces. The following table sets forth the percentage of our total sales that were made to the Israeli Ministry of Defense and the Israeli Defense Forces since 2001.

% of total	% of total	% of total	% of total
sales in 2001	sales in 2002	sales in 2004	sales in 2005
40.86%	36.36%	42.71%	39.33%

In addition, orders by the Minstry of Defense are subject to cancellation without prior notice. Unless we are able to diversify our customer base, in the event that there is any interruption of sales orders from the Israeli Ministry of Defense.and the Israeli Defense Forces or a large number of unanticipated cancellations of its orders to us, we may suffer a sharp decline in our results of operations. If this were to occur, this will have a negative impact on the value of the company and your investment.

Any significant delay in collecting outstanding receivables from Israel's Ministry of Defense could adversely affect our ability to conduct our business.

Israel's Ministry of Defense is one of our significant customers and comprises a significant portion of our accounts receivable. The M.O.D.'s conventional payment terms are 60 days. In the past we have experienced significant delays in payment from the M.O.D. (up to current payment + 150 days). These delays are mostly due to strikes by the M.O.D.'s public workers. Any future delays could adversely affect our cash flow and ability to operate our business, especially in light of the fact that this entity represents a large portion of our revenues.

The volatility of the Ministry of Defense’s budget could adversely affect the amount of business it may conduct with us.

In the past, the Ministry of Defense’s budget has been volatile and any significant cuts in its budget could adversely affect the amount of business it conducts with us. As our largest customer, any significant reduction in the amount of purchases the Ministry of Defense makes from us or from third parties which have subcontracted work to us, could materially adversely affect our results of operations.

Our intellectual property is unprotected and is susceptible to piracy.

We do not have any patents, trademarks or any other protection over our intellectual property. All of our intellectual property is "know how" and not original proprietary intellectual property. As such, it cannot be protected by patent or trademark. In addition, we do not have confidentiality agreements with any of our employees or suppliers with respect to our intellectual property. The theft or unauthorized use of our intellectual property is not sufficiently provided for, and our intellectual property is extremely susceptible to theft or unauthorized use. Any theft or unauthorized use of our intellectual property could materially adversely affect our operations.

Our President has absolute control of our affairs.

In November 2006 we granted to Ben-Tsur Joseph, our President, Chief Financial Officer and sole director, 1,000 shares of our Series A Preferred Stock, each of which carries voting rights equal to 400,000 shares of our common stock. As a result, for voting purposes, Mr. Joseph owns a total of 428,500,000 shares. This gives him absolute control over our affairs including the right to elect and remove directors, appoint officers, amend our articles of incorporation and by-laws, and approve a merger, consolidation or sale of all or substantially all of our assets. In addition, this concentration of voting control could inhibit the management of our business and affairs and have the effect of delaying, deferring or preventing a change in control or impeding a merger, consolidation, takeover or other business combination which other shareholder, may view favorably. Therefore, you will not be able to exert any control over our business. This greatly reduces the value of your investment and your sole remedy for disagreeing with the direction of our business will be to sell your shares.

We currently operate without a valid business license.

Under Israeli law, we are obliged to obtain and sustain a business license when doing business. We are currently operating without such a license. Under Israeli law, such actions may lead to the court fining the Company or even ordering the imprisonment (the maximum sentence is 18 months) of officers of the Company. Furthermore, we may be fined or even ordered to close its premises until obtaining the required license. We do not believe that our business or future prospects have been materially, adversely affected by our present lack of a license. Nevertheless, we are currently seeking to secure a business license.

We do not know whether our clients are aware of us operating without a valid business license and do not believe them knowing of such would materially adversely affect our business with them. Nonetheless, should the relevant authorities prosecute us and/or any officers thereof for doing business without the necessary business license, such prosecutions could materially impair our ability to maintain and/or conduct our business.

If our employees' entitlements do not comply with Israeli law, we may have to pay additional compensation to our employees.

Terms of employment for our employees are individually negotiated with each and every employee. The relationship between the parties, their rights and mutual duties are determined solely on the basis of the verbal agreements reached after these negotiations.

We believe that we have a good overall relationship with our employees, and it is common practice for us to amicably settle all debts between the parties upon the termination of the employees' term with us. We have never made an active effort to ascertain whether or not workers maybe entitled to such payments, benefits or advantages, nor have we ever made an active effort to ascertain what such payments, benefits or advantages might be.

We have no knowledge as to whether we adhere to the aforementioned legal requirements. Should an authorized court determine that we do not adhere to the said requirements we may be responsible to pay significant damages that could adversely affect the results of our operations.

Loss of Ben-Tsur Joseph, our President, could impair our ability to operate.

If we lose our President, Ben-Tsur Joseph, or are unable to attract or retain qualified personnel, our business could suffer. Our success is highly dependent on our ability to attract and retain qualified scientific and management personnel. We are highly dependent on our management, in particular, Ben-Tsur Joseph, who is critical to the development of our business. Mr. Joseph’s services are made available to us under the terms of a management agreeement, which may be terminated on three-month prior notice. The loss of his services could have a material adverse effect on our operations. If we were to lose this individual, we may experience difficulties in competing effectively, developing our technology and implementing our business strategies. We do not have key man life insurance in place for any person working for us.

We face intense competition that could adversely impact our market share and our revenue.

Our competitors include several large, integrated defense contractors (e.g. Northrop Grumman, Lockheed Martin, Elbit, El-Op, Israel Aircraft Industries, Israel Military Industries). These companies have significantly greater financial, technical and human resources than we do, as well as a wider range of products than we have. In addition, many of our competitors have much greater experience in marketing their products, as well as more established relationships with our target government customers. Our competitors may also have greater name recognition and more extensive customer bases that they can use to their benefit. As a result, we may have difficulty maintaining or increasing our market share.

The intense competition in our industry has also led to rapid technological developments, evolving industry standards and frequent releases of new products and enhancements. It has also led to steep declines in the price of products as manufacturers find low cost locales for the manufacture of their products. If we are unable to continue enhancing our current capabilities, to adapt to other technological changes in the industry, or offer our products at competitive prices, our business, financial condition, liquidity and results of operations could be significantly harmed.

We are authorized to issue "blank check" preferred stock which, if issued without stockholders approval, may adversely affect the rights of holders of our common stock.

Our certificate of incorporation authorizes the issuance of up to 20,000,000 shares of "blank check" preferred stock with such designations, rights and preferences as may be determined from time to time by our Board of Directors, of which to date we have designated and issued 1,000 shares of Series A Preferred Stock. Accordingly, our Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which would adversely affect the voting power or other rights of our stockholders. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control, which could have the effect of discouraging bids for Inrob and thereby prevent stockholders from receiving the maximum value for their shares. We have no present intention to issue any shares of its preferred stock in order to discourage or delay a change of control. However, there can be no assurance that preferred stock will not be issued at some time in the future.

Risks Relating to Our Current Financing Arrangement:

The variable price feature of our convertible notes could require us to issue a substantially greater number of shares, which will cause dilution to our existing stockholders.

On November 15, 2006, we issued our 8% convertible notes in the principal amount of $3,000,000. The Notes mature two years from the date of issuance. Amortizing payments of the outstanding principal amount and interest under the Notes will commence on the third month anniversary date of the date of issuance of the Notes and on the same day of each month thereafter until the principal amount and interest have been repaid in full. On each payment date, we are required to make payments to the holders of the Notes in the amount of 4.76% of the initial principal amount and all interest accrued on the Notes as of the Repayment Date. At our election, monthly payments may be made (i) in cash in an amount equal to 115% of the principal amount component of the monthly payment and 100% of all other components, or (ii) in shares of our registered common stock at a conversion price equal to the lesser of (A) $0.25, or (B) 75% of the average of the closing bid price of our common stock our common stock’s principal market.

If we elect to make monthly payments in cash, we will be required to pay in excess of $163,000 per month. If we are unable to make those payments in cash, we must make those payments in shares of our common stock at a discount to the market price of our common stock. The number of shares we will be required to issue upon conversion of the notes will increase if the market price of our stock decreases.

The following is an example of the amount of shares of our common stock issuable upon conversion of the entire $3,000,000 principal amount in convertible notes, plus accrued interest at 8% per annum over two years, based on market prices assumed to be 25%, 50% and 75% below the closing bid price on December 13, 2006 of $0.28:

% BELOW MARKET	PRICE PER SHARE	WITH 25% DISCOUNT	NUMBER OF SHARES	PERCENTAGE*
25%	$0.21	$0.1575	23,619,048	27.8%
50%	$0.14	$0.105	35,428,571	36.6%
75%	$0.07	$0.0525	70,857,143	53.6%

* Based upon 61,350,180 shares of common stock outstanding as of December 13, 2006. The convertible notes contain provisions that limit the stockownership of the holders of those notes to 4.99%. Nevertheless, the percentages set forth in the table reflect the percentage of shares that may be issued to the holders in the aggregate.

As illustrated, the number of shares of common stock issuable in connection with the conversion of the convertible notes will increase if the market price of our stock declines, which will cause dilution to our existing stockholders.

The lower the stock price, the greater the number of shares issuable under the convertible notes.

The number of shares issuable upon conversion of the convertible notes is determined by the market price of our common stock prevailing at the time of each conversion. The lower the market price, the greater the number of shares issuable under the agreement. Upon issuance of the shares, to the extent that holders of those shares will attempt to sell the shares into the market, these sales may further reduce the market price of our common stock. This in turn will increase the number of shares issuable under the agreement. This may lead to an escalation of lower market prices and ever greater numbers of shares to be issued. A larger number of shares issuable at a discount to a continuously declining stock price will expose our stockholders to greater dilution and a reduction of the value of their investment.

The issuance of our stock upon conversion of the convertible notes could encourage short sales by third parties, which could contribute to the future decline of our stock price and materially dilute existing stockholders' equity and voting rights.

The convertible notes have the potential to cause significant downward pressure on the price of our common stock. This is particularly the case if the shares issued upon conversion and placed into the market exceed the market's ability to absorb the increased number of shares of stock. Such an event could place further downward pressure on the price of our common stock. The opportunity exists for short sellers and others to contribute to the future decline of our stock price. If there are significant short sales of our stock, the price decline that would result from this activity will cause the share price to decline more so, which, in turn, may cause long holders of the stock to sell their shares thereby contributing to sales of stock in the market. If there is an imbalance on the sell side of the market for the stock, our stock price will decline. If this occurs, the number of shares of our common stock that is issuable upon conversion of the convertible notes will increase, which will materially dilute existing stockholders' equity and voting rights.

The following risks relate principally to our common stock and its market value:

There is a limited market for our common stock which may make it more difficult for you to dispose of your stock.

Our common stock has been quoted on the OTC Bulletin Board under the symbol "IRBL.OB." There is a limited trading market for our common stock. Accordingly, there can be no assurance as to the liquidity of any markets that may develop for our common stock, the ability of holders of our common stock to sell our common stock, or the prices at which holders may be able to sell our common stock.

Our stock price may be volatile.

The market price of our common stock is likely to be highly volatile and could fluctuate widely in price in response to various factors, many of which are beyond our control, including:

•	technological innovations or new products and services by us or our competitors;

•	additions or departures of key personnel;

•	sales of our common stock

•	our ability to integrate operations, technology, products and services;

•	our ability to execute our business plan;

•	operating results below expectations;

•	loss of any strategic relationship;

•	industry developments;

•	economic and other external factors; and

•	period-to-period fluctuations in our financial results.

Because we have a limited operating history with limited revenues to date, you may consider any one of these factors to be material. Our stock price may fluctuate widely as a result of any of the above listed factors.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock.

We have not paid dividends in the past and do not expect to pay dividends in the future. Any return on investment may be limited to the value of our common stock.

We have never paid cash dividends on our common stock and do not anticipate paying cash dividends in the foreseeable future. The payment of dividends on our common stock will depend on earnings, financial condition and other business and economic factors affecting it at such time as the board of directors may consider relevant. If we do not pay dividends, our common stock may be less valuable because a return on your investment will only occur if its stock price appreciates.

Our common stock is deemed to be penny stock with a limited trading market.

Our common stock is currently listed for trading on the OTC Bulletin Board which is generally considered to be a less efficient market than markets such as NASDAQ or other national exchanges, and which may cause difficulty in conducting trades and difficulty in obtaining future financing. Further, our securities are subject to the "penny stock rules" adopted pursuant to Section 15 (g) of the Securities Exchange Act of 1934, as amended, or Exchange Act. The penny stock rules apply to non-NASDAQ companies whose common stock trades at less than $5.00 per share or which have tangible net worth of less than $5,000,000 ($2,000,000 if the company has been operating for three or more years). Such rules require, among other things, that brokers who trade "penny stock" to persons other than "established customers" complete certain documentation, make suitability inquiries of investors and provide investors with certain information concerning trading in the security, including a risk disclosure document and quote information under certain circumstances. Penny stocks sold in violation of the applicable rules may entitle the buyer of the stock to rescind the sale and receive a full refund from the broker.

Many brokers have decided not to trade "penny stock" because of the requirements of the penny stock rules and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited. In the event that we remain subject to the "penny stock rules" for any significant period, there may develop an adverse impact on the market, if any, for our securities. Because our securities are subject to the "penny stock rules," investors will find it more difficult to dispose of our securities. Further, for companies whose securities are traded in the OTC Bulletin Board, it is more difficult: (i) to obtain accurate quotations, (ii) to obtain coverage for significant news events because major wire services, such as the Dow Jones News Service, generally do not publish press releases about such companies, and (iii) to obtain needed capital.

FORWARD-LOOKING STATEMENTS

Our representatives and we may from time to time make written or oral statements that are "forward-looking," including statements contained in this prospectus and other filings with the Securities and Exchange Commission, reports to our stockholders and news releases. All statements that express expectations, estimates, forecasts or projections are forward-looking statements within the meaning of the Act. In addition, other written or oral statements which constitute forward-looking statements may be made by us or on our behalf. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "projects," "forecasts," "may," "should," variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in or suggested by such forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Important factors on which such statements are based are assumptions concerning uncertainties, including but not limited to uncertainties associated with the following:

(a)	volatility or decline of our stock price;

(b)	potential fluctuation in quarterly results;

(c)	our failure to earn revenues or profits;

(d)	inadequate capital and barriers to raising the additional capital or to obtaining the financing needed to implement its business plans;

(e)	inadequate capital to continue business;

(f)	changes in demand for our products and services;

(g)	rapid and significant changes in markets;

(h)	litigation with or legal claims and allegations by outside parties; and

(i)	insufficient revenues to cover operating costs.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by selling stockholders. We will receive no proceeds from the sale of shares of common stock in this offering.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Plan of Operations

Our operating subsidiary, Inrob Israel, was established in 1988 as an engineering firm providing cost-efficient solutions for organizations to outsource maintenance of critical and sophisticated equipment. We now provide maintenance support of industrial electronic, electro-mechanical, optical and other scientific equipment, mainly to customers in the defense industry.

Inrob Israel and its management team built on this engineering experience and customer base, and in 1992 expanded into a second area of operations. Today, in addition to our maintenance and support services, we develop, integrate and produce advanced wireless control solutions for unmanned and ground vehicle (UVR) robots. Our remote control systems are the "brains" for many UVR solutions.

The current nature of Israel's security situation coupled with our close work with the Israel Defense Forces and the Israeli police, has helped us gain extensive experience in a wide range of military and law enforcement UVR applications and control solutions. We have the ability to provide fast and reliable solutions to meet the immediate operational needs of front-line IDF units as they arise. We are also targeting the civilian applications market, which includes dangerous tasks such as nuclear plant maintenance, inspection and decommissioning, the demolition industry and firefighting, and rescue services.

Our UVR solutions include:

•	Remote control systems (the "brains" of any robot)

•	Complete robot systems

•	Customized solutions

We are certified to design, manufacture and maintain electronic, optical and electro-mechanical equipment and are a certified supplier to the Israel Defense Forces and the Israeli Air Force. We have also been issued a certificate from the Israeli Air Force stating that our quality system is approved to perform inspection of products and services supplied to the Israeli Air Force.

Our objective goal is to be a world leader in the development and production of advanced wireless control systems and integrated solutions for robots. We aim to provide integrated solutions to meet the needs of a wide range of mission-critical military, law enforcement and civilian applications.

Key elements of our strategy to accomplish this goal are to:

•	Invest resources in order to focus on providing UVR solutions;

•	Seek strategic alliances with leading current international producers of UVR platforms;

•	Build on our own experience and our close ties with Israeli security services and defense contractors focusing on meeting the customers' need for an integrated solution; and

•	Expand into new international markets, using the most appropriate marketing and distribution channels for these markets.

It is common for robots of a particular configuration to be needed in only small quantities. Therefore our business model includes several, possibly complementary, approaches:

•	Sell complete robot systems to the end-user. Sales of complete systems have the highest potential profitability, however competition here is greatest.

•
Sell our remote control systems to a current major UVR producer for incorporation in their robots. Although profitability per unit is relatively lower, overall profitability may be higher due to the greater volumes involved and the savings on direct marketing.

•	Sell customized solutions to meet specific customer needs. Profitability is potentially high, however volumes are relatively low.

Critical Accounting Policies

The preparation of our financial statements in conformity with accounting principles generally accepted in the United States requires us to make estimates and judgments that affect our reported assets, liabilities, revenues, and expenses, and the disclosure of contingent assets and liabilities. We base our estimates and judgments on historical experience and on various other assumptions we believe to be reasonable under the circumstances. Future events, however, may differ markedly from our current expectations and assumptions. While there are a number of significant accounting policies affecting our consolidated financial statements, we believe the following critical accounting policy involve the most complex, difficult and subjective estimates and judgments.

Restricted Cash

The Company maintains restricted cash as funds designated for specific purposes or for compliance with terms of contractual agreements. As of September 30, 2006, $271,911 was pledged as collateral against certain bank loans, and offset against bank overdrafts for financial reporting purposes.

Accounts Receivable

Accounts receivable consist of amounts due from customers, employees and related parties. The Company establishes an allowance for doubtful accounts in amounts sufficient to absorb potential losses on accounts receivable. As of September 30, 2005, no allowance for doubtful accounts was deemed necessary. While management uses the best information available upon which to base estimates, future adjustments to the allowance may be necessary if economic conditions differ substantially from the assumptions used for the purpose of analysis.

Revenue Recognition

The Company generates revenues from product sales and maintenance service contracts.

Revenues from product sales are recognized on a completed-contract basis, in accordance with Staff Accounting Bulletin No. 104, "Revenue Recognition in Financial Statements" ("SAB No. 104") and Statement of Position 81-1, "Accounting for Performance of Construction-Type and Certain Production-Type Contracts." Revenue is recognized when delivery has occurred provided there is persuasive evidence of an agreement, acceptance tests results have been approved by the customer, the fee is fixed or determinable and collection of the related receivable is probable. Customers are billed, according to individual agreements, upon completion of the contract. All product costs are deferred and recognized on completion of the contract and customer acceptance. A provision is made for the amount of any expected loss on a contract at the time in is known. As of September 30, 2005, the Company had a reserve for estimated loss on a contract in the amount of $38,333. As of December 31, 2005, the Company had a reserve for estimated loss on a contract in the amount of $50,097.

On-going maintenance service contracts are negotiated separately at an additional fee. The maintenance service is separate from the functionality of the products, which can function without on-going maintenance. Revenues relating to maintenance service contracts are recognized as the services are rendered ratably over the period of the related contract.

Research and Development Costs

The Company conducts research and development activities for others under contractual arrangements. Research and development costs incurred under contractual arrangements are accounted for in accordance with Statement of Financial Accounting Standards No. 68, "Research and Development Agreements" ("SFAS 68"). All costs incurred under the contractual arrangements are deferred and recognized as cost of sales (product sales) upon completion of the contract work.

Foreign Currency Translation

The Company accounts for foreign currency translation pursuant to SFAS No. 52, “ Foreign Currency Translation” (“SFAS 52”). The Company’s functional currency is the Israeli New Shekel. Under SFAS 52, all assets and liabilities are translated into United States dollars using the current exchange rate at the end of each fiscal period. Revenues and expenses are translated using the average exchange rates prevailing throughout the respective periods. Translation adjustments are included in other comprehensive income (loss) for the period. Certain transactions of the Company are denominated in United States dollars. Translation gains or losses related to such transactions are recognized for each reporting period in the related statement of operations and comprehensive income (loss).

Results of Operations

Year Ended December 31, 2005, Compared to Year Ended December 31, 2004.

Revenues: Revenues increased to $1,580,615, or 31 percent, over revenues of $1,206,321 for 2004. The increase was comprised of increases in service revenues amounting to $105,619, and product sales of $268,675. We experienced a greater volume of business during the 2005 period, and were able to provide our services and products to existing and additional clients.

Cost of Goods Sold: Cost of goods sold decreased from $1,008,416 in 2004 by $73,486, or 7.3 percent, to $934,930 in 2005. The decrease was primarily attributed to a greater number of projects which were completed in 2005, and the fact that several projects were in-process as of December 31, 2005, for which costs were capitalized as in-process inventory.

General and Administrative Expenses: General and administrative expenses decreased by $5,749, or 1 percent, to $502,568 in 2005 when compared to $508,317 in 2004. The overall decrease was primarily attributable to the decrease in professional fees and office expenses, which amounted to $201,115, offset by increases in management fees and wages of $169,215, and related travel and other expenses.

Other (Expense): Other expense increased by $7,886, or 31%, to $33,675 during 2005. This increase was due to an overall decrease in gain on sale of equipment of $36,501, offset by a decrease in interest expense of $28,615. The decrease in interest expense was primarily due to our overall debt reduction activities in 2005.

Comprehensive Income (Loss): Comprehensive income for 2005 amounted to $20,190, when compared to a loss of $537 for 2004, and was due primarily to fluctuations in Israeli currency.

Weighted Average Number of Shares Outstanding: The weighted average number of common shares outstanding increased from 26,880,484 (restated for the reverse merger completed in 2005) in 2004, to 38,753,607 in 2005. The increase was primarily due to various debt transactions that were completed involving our Common Stock.

Three Months Ended September 30, 2006 v. Three Months Ended September 30, 2005

For the three months ended September 30, 2006 v. September 30, 2005, the Company realized $182,225 in revenues compared to $110,247 for the same period in 2005, which resulted in an overall increase of $71,978, or 65.3%. The overall increase in revenues resulted primarily from an increase in product sales of $110,545, offset by a decrease in service revenues which amounted to $38,567, or 35.7%. Cost of goods sold amounted to $446,770 compared to $381,690 for the same period in 2005, resulting in an increase of $65,080, or 17.1%. General and administrative expenses increased from $159,900 in 2005, to $198,967 for the same period in 2006, resulting in an overall increase of $39,067, or 24.4%. The increase was attributable primarily to increases in management fees and promotional expenses. Other income (expense) for the three months ended September 30, 2006, went from an expense of $(16,587) to income of $654, which resulted in an overall increase in other income $17,241, or 103.9% between the periods. The increase was primarily attributable to additional interest income that was derived from interesting bearing notes receivable and bank balances, and a decrease in interest expense that resulted from the repayment of bank and other debt. Net loss for 2006, went from a loss of $(447,888) in 2005 to a net loss of $(269,434) in 2006, resulting in an overall decrease in net loss of $178,454, or 39.8% for the period. Comprehensive income (loss) for the three months ended September 30, 2006, decreased from comprehensive income of $17,736 in 2005 to comprehensive (loss) of $(9,443) in 2006, for an overall decrease related to currency translation rates of $(27,179), or 153.2%. Total comprehensive (loss) decreased from a loss of $(430,152) in 2005, to $(278,877) in 2006, resulting in an overall decrease of comprehensive (loss) of $151,275, or 35.2%.

Nine Months Ended September 30, 2006 v. Nine Months Ended September 30, 2005

For the nine months ended September 30, 2006, v. September 30, 2005, the Company realized $1,227,066 in revenues compared to $1,118,747 for the same period in 2005, which resulted in an overall increase of $108,319, or 9.7%. The overall increase in revenues resulted primarily from an increase in services revenues of $50,634, or 5.8%, and an increase in product sales which amounted to $57,685, or 24.1%. Cost of goods sold amounted to $1,046,010 compared to $1,043,638 for the same period in 2005, resulting in an increase of $2,372, or 0.2%. General and administrative expenses increased from $326,199 in 2005, to $526,109 for the same period in 2006, resulting in an overall increase of $199,910, or 61.3%. The increase was attributable primarily to increases in management fees and promotional expenses. Other income (expense) for the nine months ended September 30, 2006, went from an expense of $(53,829) to income of $16,764, which resulted in an overall increase in other income $70,593, or 131.1% between the periods. The increase was primarily attributable to additional interest income that was derived from interesting bearing notes receivable and bank balances, and a decrease in interest expense due to the repayment of long-term debt and other loans. Net (loss) for 2006, went from $(308,490) in 2005 to $(153,010) in 2006, resulting in an overall decrease in net loss of $155,480, or 50.4% for the period. Comprehensive income for the nine months ended September 30, 2006, decreased from $31,591 in 2005 to $5,018 in 2006, for an overall decrease related to currency translation rates of $26,573, or 84.1%. Total comprehensive (loss) decreased from $(276,899) in 2005, to $(147,992) in 2006, resulting in an overall decrease in comprehensive loss of $128,907, or 46.6%, due to the activity described above.

Liquidity and Financial Resources

During the nine months ended September 30, 2006, net cash provided by operating activities amounted to $164,933 when compared to net cash (used in) operating activities of $(354,563) for the same period in 2005. The increase in net cash provided from operations was due primarily to lower net loss for then period, increases in accounts receivable, inventories, and the cost of uncompleted contracts in excess of billings, and decreases in accounts payable - trade, and deferred revenues, offset by increases in accrued liabilities and depreciation. Net cash used in investing activities in 2006 for the purchase of property and equipment amounted to $75,192. In 2006, financing activities used $94,759 in net cash primarily due to reduction of related party and bank debt. As of September 30, 2006, current liabilities exceeded current assets by $$1,032,212, the Company had limited cash resources, and the accumulated deficit amounted to $639,540.

On November 15, 2006, we issued to a group of accredited investors our 8% two-year convertible notes in the principal amount of $3,000,000. Amortizing payments of the outstanding principal amount and interest under the notes will commence on the third month anniversary date of the date of issuance of the Notes and on the same day of each month thereafter until the principal amount and interest have been repaid in full. On each payment date, we are required to make payments to the noteholders in the amount of 4.76% of the initial principal amount and all interest accrued on the notes as of the payment date. At our election, monthly payments may be made (i) in cash in an amount equal to 115% of the principal amount component of the monthly payment and 100% of all other components, or (ii) in shares of our registered common stock at a conversion price equal to the lesser of (A) $0.25, or (B) 75% of the average of the closing bid price of our common stock for our common stock’s principal market for the five trading days preceding the date a notice of conversion is given to us after we notify the holder of the notes of its election to make a monthly payment in shares of our common stock. We may prepay the outstanding principal amount of the Notes at a 20% premium, together with accrued but unpaid interest thereon and any and all other sums due. The noteholders have a right to convert the notes into shares of common stock at $0.25 per share. No conversions may take place if it would cause a holder to become the beneficial owner of more than 4.99% of the outstanding shares of our common stock, which limitation is subject to waiver by the holder upon 61 days prior written notice to us.

In connection with the notes, we also issued Class A Warrants to purchase 6,000,000 shares of our common stock at $0.40 per share and Class B Warrants to purchase 6,000,000 shares of our common stock at $0.50 per share. All warrants are exercisable for a period of five years following the effective date of the registration statement of which this prospectus forms a part.

A portion of the proceeds from the afore-mentioned offering has been reserved for the acquisition of or obtaining the right of access to mass production facilities in a low cost country. To that end, we have entered into negotiations for the acquisition of a manufacturing facility in the Philippines. We have not entered into any definitive agreements regarding this acquisition and there can be no assurance that the proposed transaction will be completed.

We believe that the proceeds from the sale of the notes will be sufficient to sustain us through the next 12 months. Nevertheless, the aforementioned factors raise substantial doubt about our ability to continue as a going concern. We anticipate that in order to fulfill our plan of operation including repayment of certain bank debt, a convertible debenture, and other liabilities, we will need to seek debt and/or equity financing from outside sources. We are currently pursuing debt and equity capital formation activities in order to increase our working capital and overall solvency positions.

BUSINESS

General

We were incorporated under the laws of Nevada on March 25, 1986, under the name Beeper Plus, Inc. In April 2001, we consummated a Purchase and Sale transaction for the sale of our paging business known as The Sports Page and Score Page to BeepMe, a third party vendor and our creditor. As a consequence of the sale of our paging business, we ceased business operations in the paging business. In July 2003, we changed our name to Western Gaming Corporation. Under that name we were in the business of collecting, organizing and disseminating timely sports information through wireless services to individual and corporate customers throughout the United States, Canada and the Caribbean, as well as news information through a network of resellers.

On July 21, 2005, we entered into a Stock Purchase Agreement with the sole shareholder of Inrob Ltd., Ben-Tsur Joseph, whereby all of the issued and outstanding shares of Inrob Ltd. (10,020 shares of common stock) were acquired by us for a total of 26,442,585 shares of Common Stock, issued after the reverse split of the Common Stock at the rate of 10.98 shares of old Common Stock for each one share of new Common Stock. As part of the reverse merger, 2,057,415 shares of our Common Stock were purchased by Inrob Ltd on behalf of Mr. Joseph. Thereafter, Mr. Joseph entered into a Share Transfer and Loan Agreement with Inrob Ltd. whereby Inrob Ltd. transferred to Mr. Joseph 2,057,415 shares of our Common Stock in exchange for a promissory note issued by Mr. Joseph in the amount of $475,000. The name of our Company was changed to Inrob Tech Ltd. effective September 1, 2005.

The shares issued to Mr. Joseph, together with the shares issued to Inrob Ltd. in the reverse merger, gave Mr. Joseph, at the time of the transaction, control over approximately 95% of the issued and outstanding shares of our common stock immediately after the effectiveness of the reverse split. As part of the transaction with Mr. Joseph, Mr. Frank DeRenzo, our former President and former controlling shareholder, received a total of 350,000 shares of post reverse common stock for consultancy services provided in the past.

General Information

Inrob Ltd, our wholly owned Israel based subsidiary (herein referred to as “Inrob Ltd.”), was established in 1988 as an engineering firm providing a cost-efficient solution for organizations to outsource maintenance of critical and sophisticated equipment. Through Inrob Ltd., we now provide maintenance support of industrial electronic, electro-mechanical, optical and other scientific equipment, mainly to customers in the defense industry. We also develop, integrate and produce advanced wireless control solutions for unmanned ground vehicle (UVR) robots. Our remote control systems are the "brains" for many UVR solutions. Our objective is to be a world leader in the development and production of advanced wireless control systems and integrated solutions for robots. We aim to provide integrated solutions to meet the needs of a wide range of mission-critical military, law enforcement and civilian applications.

Inrob's current maintenance activity encompasses the repair and calibration of technologically advanced instruments and systems for companies and organizations such as the Israeli defense forces and Ministry of defense, various defense oriented industries, hospitals and medical centers, universities and academic institutes, laboratories and research centers, energy and infrastructure facilities, communication companies and transport and aviation organizations.

Inrob's maintenance staff is composed of experienced staff and support technicians. Inrob's personnel is regularly updated with current technological evolutions and participates on a regular basis in further training to keep themselves up to date with developments in Inrob's field of operation. For the supply of its maintenance services Inrob keeps a large and versatile array of high end, top of the line, electronic testing and repair appliances available for such use.

The current nature of Israel's security situation coupled with our close work with the Israel Defense Forces ("IDF") and the Israeli police, have helped us gain extensive experience in a wide range of military and law enforcement UVR applications and control solutions. We have the ability to provide fast and reliable solutions to meet the immediate operational needs of front-line IDF units as they arise. We recently began targeting the civilian applications market, which includes dangerous tasks such as nuclear plant maintenance, inspection and decommissioning, the demolition industry, firefighting, and rescue services.

Our UVR solutions include:

•	Remote control systems (the "brains" of any robot);

•	Complete robot systems;

•	Customized solutions

We are certified to design, manufacture and maintain electronic, optical and electro-mechanical equipment and are a certified supplier to the Israel Defense Forces and the Israeli Air Force. We have also been issued a certificate from the Israeli Air Force stating that our quality system is approved to perform inspection of products and services supplied to the Israeli Air Force.

Market for our Products

Robots are increasingly used in tasks involving any of the "three Ds" -- dirty, dangerous or dull. Many commercial industries have successfully made use of robotic technology in well-structured ground environments such as manufacturing and in semi structured environments such as automated agriculture. There is also extensive use of unmanned vehicles in the relatively uncluttered environments of air and sea operations. However, perhaps the most difficult challenge for robots today is the use of unmanned ground vehicles in the unstructured, complex and changing outdoor environment of land operations.

Our target market is the full range of military, law enforcement and civilian mission-critical applications for unmanned ground vehicles. We have particular expertise and experience in such applications of UVRs.

Advances in remote-control technologies are leading to increased use of UVRs. For example, UVRs are expected to produce significant changes in ground warfare. Under a plan presented to the US Congress by Senator John Warner of Virginia in 2000, by 2015 one-third of US ground combat vehicles would be unmanned. The Senate Armed Services Committee responded by earmarking $246 million in the 2001 budget for research in unmanned ground and air systems. The US defense budget also includes significant funding for unmanned vehicle projects including research by the Defense Advanced Research Projects Agency (DARPA), which develops advanced technologies for the US Army's future combat systems. We have with one relatively insignificant exception made no sales outside of Israel to date, and cannot assure you that sales to the United States or other countries will be made on commercially acceptable terms, if at all.

Over time, robotic technologies will enable UVRs to be more independent. Autonomous and semi autonomous mobile robots maneuvering between obstacles in real environments and operating independently, is one of the most challenging research and development topics in mobile robotics today. The control algorithms under development include collecting information from various sensors (laser range finders, ultrasonic sensors, infrared sensors), processing this information, including use of artificial intelligence, and generating real-time instructions for the desired robot motion.

Military Applications:

Explosive Ordinance Disposal (EOD). Robots reduce or eliminate the bomb technician's time-on-target. Procedures performed during bomb disposal missions include surveillance and inspection, X-ray imaging, and disruption. These tasks require that sensors or tools be placed in close proximity to the threat. A robot takes risk out of potentially deadly scenarios and lets a bomb technician focus on what to do with the explosive device rather than on the immediate danger to his life.

Other Military Applications. There are many other military tasks that are candidates for UVR employment. These include:

•	Weapons platforms;

•	Reconnaissance and intelligence gathering;

•	Target acquisition, including a kamikaze role of guiding weapons to target;

•	Nuclear, biological and chemical (NBC) warfare surveillance and monitoring;

•	Ambushes;

•	Decoy and deception;

•	Combat engineering, including establishing and breaching obstacles;

•	Communications relay;

•	Remote sensors deployment and monitoring;

•	Deploying mines;

•	Forward area re-supply; and

•	Adding greater realism in training exercises.

Law Enforcement Applications:

Improvised Explosive Devices (IED). This was one of the earliest applications of remotely controlled robots, developed by the British Army in the early 1970's for use in Northern Ireland. While there are many similarities between military and law enforcement bomb disposal operations, the threats are sufficiently different to treat the two as separate markets. In addition to EOD, law enforcement bomb disposal more likely involves dealing with relatively unstable explosive devices. The very act of approaching a suspected object can be dangerous as points along the path to the device may be booby-trapped. In addition, no matter how careful a bomb technician is in the inspection or handling of an IED, the possibility always exists that the bomber is waiting nearby to remotely operate the device or a secondary device when the bomb technician is within range. There are approximately 550 bomb squads in the United States. According to an April 2000 report prepared by the Counter Terrorism Technology Support Office (CTTSO), less than 30 percent are equipped with bomb disposal robots. While this percentage may have risen since September 11, 2001 we believe there exists a significant market in the United States for bomb disposal robots.

Other Law Enforcement Applications. Other likely law enforcement applications for robots include surveillance, SWAT tasks and exchanging messages during hostage negotiations.

Civilian Applications

Generally any industry or job involving the "three Ds" should consider a dedicated robot or remote operated conversion of their standard vehicle. Examples include nuclear plant maintenance, inspection and decommissioning and the demolition industry, which performs many dangerous tasks while pulling down a building. Another important civilian application is firefighting and rescue services.

Customer Needs Common for all Applications

A major customer need common for all applications is for integrated UGV systems with the ability to complete a total mission, versus an individual task. A robot may be able to perform a number of tasks very well, but if it fails or the user believes it will fail in the performance of one task required to complete a particular mission, its utility is greatly diminished. To meet this need UGV companies will have to provide integrated solutions that can be easily tailored to the users' mission requirements

Products and Services

Products

A variety of companies around the world currently manufacture robots for use in military, law enforcement and civilian applications. The size of these robots varies from as small as a shoebox to as large as a tele-operated tank. Control and traction methods vary considerably. Some are controlled by radio frequency while others use fiber optic or coax cable. Traction varies from tank-like tracks to multi-wheel combinations.

 Principal components of robots include the following:

Platform: This includes the motors, drive train, power source, and structural components. The platform could be a specially designed robot or a standard military or commercial vehicle

Operator Control Unit: This allows the user to control the robot and its functions in an intuitive fashion. The control unit is compact, lightweight, and easy to operate. It is made of durable waterproof materials, has its own battery source, and can operate under difficult and severe environmental conditions. The control unit allows two-way communication with the robot, i.e. it enables the operator to send instructions to the robot, as well as receive information back from the robot such as real-time video pictures, battery status, traveling speed, and temperature.

Communications: The communication system provides the clear transmission of data (operator instructions, video images etc.) at the robot's operating range. Most robots use wireless radio frequency communication as the primary mode of communication, although some robots use a fiber optic cable.

Tools: These enable the robot to carry out its primary mission. Tools may include a manipulator with adequate reach and freedom, camera, disrupter, x-ray detector and various sensors and weapon systems.

We design and produce the operator control unit and the communication devices for the UVRs. When a customer requests that we produce a complete UVR, we outsource the UVR’s platform, tools and sensors to third party manufacturers. We have manufactured and sold our products, on each occasion on a customized basis.

Services

Inrob Ltd. provides maintenance services for:

•	Laboratory equipment including: testing and measurement equipment, temperature chambers and x-ray equipment.

•	Industrial equipment including: balance machinery, presses, cleaning equipment and production lines.

•	Scientific and medical equipment including: spectrometry equipment, laser apparatuses and analytical tools.

•	Closed circuit television systems including: cameras, monitors and traverse sensors.

•	Optical equipment including: cameras and boroscopes.

•	Command and control equipment including: transmission and reception systems, control systems and robots.

•	Audio equipment including: recording equipment, announcing systems, amplification systems and sound systems.

•	Miscellaneous equipment including: power generators, fail-safe products, projectors and control rooms.

Most of the equipment used for providing such maintenance services is standard equipment purchased in the local market. Some of the equipment is special designated equipment that is purchased from the original manufacturers of the equipment we supply maintenance services for.

Manufacturing

We manufacture control and command units which includes the following devices: devices for the coordination of the driving mechanism, devices to control and command the "arms" of the robots, analyzing units for information received from the robot, dispersion of electric current, development of software for each custom made unit according to the relevant application;

We also manufacture electric and electro-mechanic units, including engine drivers, wiring, electric current supply model, and operating unit - ergonomics, device for communication with robot, software for operation and interface of remote control, development and manufacture of command and electronic cards.

Most of the equipment used for such production is standard equipment. Inrob Ltd. manufactures robots and control and command units that are sold as finished goods ready to use by the customer.

We are in the process of negotiating the acquisition of a manufacturing plant in the Philippines where we will be able to manufacture most of our own products on more favorable terms. We have not entered into any definitive agreements regarding this acquisition and there can be no assurance that the proposed transaction will be completed.

Regulation

The export of our products is subject to licensing requirements imposed by the Israeli government and requires the approval of SIBAT, a Foreign Defense Assistance and Defense Export Department of the Israeli Ministry of Defense. Except for those regulations that affect businesses generally, we are not affected by any other government regulation

Competition

Our competitors include several large, defense contractors including:

•	Cybernetix, France

•	ESI, Canada

•	Foster-Miller, USA

•	Kentree, Ireland

•	OAO Robotics (acquired by Lockheed Martin, Dec. 2001), USA

•	Remotec (subsidiary of Northrop Grumman), USA

•	the Israel Aircraft Industries Ltd., the Israel Military Industries Ltd., Elbit Ltd., and Elop Ltd. (all Israeli companies).

These companies have significantly greater financial, technical and human resources than we do, as well as a wider range of products than we have. In addition, many of our competitors have much greater experience in marketing their products, as well as more established relationships with our target government customers. Our competitors may also have greater name recognition and more extensive customer bases that they can use to their benefit. As a result, we may have difficulty maintaining our market share.

We believe that our competitive edge is the quality, product features and level of integration of our solutions. Because of Israel's security situation and our close work with the Israel Defense Forces and the Israeli police, we have extensive experience in a wide range of military and law enforcement applications. We have the ability to provide fast and reliable solutions to meet the immediate operational needs of front-line IDF units as they arise.

According to research in the US, the most important issues in current UGV usage include the ability to provide integrated solutions and dependable control and communication systems. We have particular expertise and experience in these two critical areas. Overall, we believe that this experience gives our technology and applications a crucial competitive advantage.

Intellectual Property

We do not have any patents, trademarks or any other protection over our intellectual property. All of our intellectual property is "know how" and not original proprietary intellectual property. As such, it cannot be protected by patent or trademark. In addition, we do not have confidentiality agreements with any of our employees or suppliers with respect to our intellectual property. The theft or unauthorized use of our intellectual property is not sufficiently provided for, and our intellectual property is extremely susceptible to theft or unauthorized use. Any theft or unauthorized use of our intellectual property could materially adversely affect our operations.

Employees

As of December 31, 2005, we had 16 employees, as follows:

Number of Employees
Management	3
Service	4
Sound/Service Projects	5
Production/Products	4

 In addition, our relationship with Ben-Tsur Joseph, our President, is governed by the terms of a management agreement.

There is currently a collective agreement signed between the labor federation and the industry union in Israel, which applies to the employees of Inrob Ltd. under an expansion order. We believe that our employee relations are good.

Description of Property

We own no real property. Our Registered Agent, Mr. Frank DeRenzo, allows us the use of his office as a United States address for a nominal fee of $500.00 per year. The space is sufficient for our needs.

For the year ended December 31, 2005, we were a party to a lease agreement for our premises in Israel, which expired in January, 2006. In 2006, we entered into a new one-year lease agreement, with an option to extend the agreement for an additional year for the use of 1,135 square meters of office and engineering/operations space. We may terminate the lease agreement upon 60-days notice. Future minimum annual payments (exclusive of taxes, insurance and maintenance costs) under the lease are approximately $91,935 for the calendar year 2006. This agreement was terminated, and in June 2006 Inrob Ltd. entered into a new lease agreement for the use of 300 square meters. The lease is for a period of 36 months. The monthly payments under the lease are $3.50 per square foot. The company is also party to a lease agreement for a warehouse in Israel entered into in 1999 for the use of 175.3 square meters. The monthly payments under the lease are approximately $900.

Legal Proceedings

We are not aware of any pending or threatened litigation against us that we expect will have a material adverse effect on our business, financial condition, liquidity, or operating results. However, legal claims are inherently uncertain and we cannot assure you that we will not be adversely affected in the future by legal proceedings.

DIRECTORS AND EXECUTIVE OFFICERS

Directors and Executive Officers

Our sole director and executive officer is:

Name	Age	Position
Ben-Tsur Joseph	47	President, Chief Financial Officer and Director

Ben-Tsur Joseph, Co-founder, President and sole Director, co-founded our subsidiary, Inrob Ltd. ("Inrob Israel") in Israel in 1988, and was joint CEO until 1999. He has extensive experience and knowledge of unmanned air and ground vehicle operations and continues to work closely with major defense clients. Mr. Joseph is currently the President and sole Director of Inrob Israel. He is also the founder, CEO and director of Ben-Tsur Joseph Holdings, Ltd.  He also acted as Chief Executive Officer of Elina Industries from 1989 to 2004. During 2000 and 2001 Mr. Joseph was chairman of Elad Hotels, an Israeli publicly traded company. He was also Chief Executive Officer D.J.G. Industries- Electrical and Lighting Products Ltd., an Israeli publicly traded company. Mr. Joseph’s services to us are made available through a management agreement which may be terminated by either party upon 90 day prior notice.

EXECUTIVE COMPENSATION

The following table sets forth the total compensation we paid for our fiscal year ended December 31, 2005, to each of our executive officers. During the fiscal years ended December 31, 2005, 2004, and 2003, no Executive Officer or Director of the Company received cash remuneration in excess of $100,000. There are no standard arrangements for the compensation of directors.

	Annual Compensation
	Year Ended December 31,
Name	2005	2004	2003
Ben-Tsur Joseph (1)	$0
Frank H. DeRenzo—Director/President	$0	$0	$0
Robert Muniz—Director	$0	$0	$0
DeAnn Moore
Director/Secretary/Treasurer	$0	$0	$0

(1) During the year ended December 31, 2005, under a management agreement with Mr. Ben-Tsur Joseph, we accrued $120,000 in management fees. During the nine months ended September 30, 2006, we accrued an additional $160,000 under that agreement. During 2005, no management fees were paid to Mr. Joseph. Mr. Joseph has agreed that he will not demand that the Company pay to him any accrued amounts related to the management agreement until the end of calendar year 2006. The management agreement does not have a specific completion date, but may be terminated by either party on written notice of three months.

OPTION GRANTS IN FISCAL YEAR 2005

We did not issue any option grants during the fiscal year 2005.

Section 16(a) Beneficial Ownership Reporting Compliance

Under Section 16(a) of the Exchange Act, our directors and certain of our officers, and persons holding more than 10 percent of our common stock are required to file forms reporting their beneficial ownership of our common stock and subsequent changes in that ownership with the Securities and Exchange Commission. Such persons are also required to furnish us with copies of all forms so filed.

Based solely upon a review of copies of such forms filed on Forms 3, 4, and 5, and amendments thereto furnished to us, we believe that during the year ended December 31, 2005, our executive officers, directors and greater than 10 percent beneficial owners complied on a timely basis with all Section 16(a) filing requirements.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of December 13, 2006 regarding the beneficial ownership of our Common Stock, based on information provided by (i) each of our executive officers and directors; (ii) all executive officers and directors as a group; and (iii) each person who is known by us to beneficially own more than 5% of the outstanding shares of our Common Stock.

Unless otherwise indicated, each person named in the table above has the sole voting and investment power with respect to the shares of our common and preferred stock which he beneficially owns.

For purposes of this table, a person is deemed to be a beneficial owner of the securities if that person has the right to acquire such securities within 60 days of December 13, 2006 upon the exercise of options or warrants. In determining the percentage ownership of the persons in the table below, we assumed in each case that the person exercised all options and warrants which are currently held by that person and which are exercisable within such 60 day period, but that options and warrants held by all other persons were not exercised, and based the percentage ownership on 61,350,180 shares outstanding on December 13, 2006.

Name of Shareholder	Number of Shares	Percent
Ben-Tsur Joseph	428,500,000 (1)
2 Haprat St.
Yavne
Israel

All directors and officers as a group (one person)

(1) Includes 1,000 shares of Series A Preferred Stock, each of which carries voting rights equal to 400,000 shares of common stock.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock is noted on the OTC Bulletin Board under the symbol "IRBL.OB” since July 21, 2005.

The following table shows the reported high and low closing bid quotations per share for our common stock based on information provided by the OTC Bulletin Board. Particularly since our common stock is traded infrequently, such over-the-counter market quotations reflect inter-dealer prices, without markup, markdown or commissions and may not necessarily represent actual transactions or a liquid trading market.
Year Ended December 31, 2004	HIGH	LOW
First Quarter	0.49	0.49
Second Quarter	0.49	0.43
Third Quarter	0.43	0.32
Fourth Quarter	0.32	0.32

Year Ended December 31, 2005	HIGH	LOW
First Quarter	5.60	0.32
Second Quarter	1.75	0.54
Third Quarter	4.39	0.13
Fourth Quarter	0.42	0.15

Year Ended December 31, 2006	HIGH	LOW
First Quarter	0.68	0.38
Second Quarter	0.68	0.41
Third Quarter	0.44	0.21

Number of Stockholders

As of December 13, 2006, there were approximately 270 holders of record of our common stock.

Dividend Policy

Historically, we have not paid any dividends to the holders of our common stock and we do not expect to pay any such dividends in the foreseeable future as we expect to retain our future earnings for use in the operation and expansion of our business.

SELLING SHAREHOLDERS

The following table presents information regarding the selling shareholders.

Selling Shareholder	Shares Beneficially Owned Prior to Offering (1)	Shares to be Sold in Offering (2)	Shares Beneficially Owned After Offering	Percentage of Shares Beneficially Owned After Offering
Professional Offshore Opportunity Fund, Ltd. (3)	2,400,000	1,840,500	559,500	*
First Mirage, Inc. (4)	1,000,000	766,489	233,511	*
Generation Capital Associates (5)	1,000,000	766,489	233,511	*
The Hart Organization (6)	400,000	306,364	93,636	*
Platinum Partner Long Term Growth IV (7)	2,800,000	2,147,664	652,336	1.1%
Centurion Microcap, LP (8)	4,000,000	3,068,114	931,886	1.5%
Truk Opportunity Fund, LLC (9)	1,780,000	1,365,451	414,549	*
Truk International, L.P. (10)	220,000	169,326	50,674	*
Alpha Capital Anstalt (11)	2,400,000	1,840,500	559,500	*
Vision Opportunity Master Fund, Ltd. (12)	8,000,000	6,134,103	1,865,897	2.6%
Total Shares to be Sold		18,405,000

* less than 1%.

(1)
The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholders has sole or shared voting power or investment power and also any shares, which the selling stockholders has the right to acquire within 60 days. Nevertheless, for purposes hereof, for each selling shareholder does not give effect to the 4.99% limitation on the number of shares that may be held by each shareholder under the transaction documents which limitation is subject to waiver by the holder upon 61 days prior written notice to us. The actual number of shares of common stock issuable upon the conversion of the secured convertible notes is subject to adjustment depending on, among other factors, the future market price of the common stock, and could be materially less or more than the number estimated in the table. The percentage of shares owned by each is based on a total outstanding number of 61,350,180 as of December 13, 2006.

(2)
For each selling shareholder the indicated number represents the number of shares to be registered on behalf of that selling shareholder as a proportion of the total number of shares that may be included in the registration statement of which this prospectus forms a part in light of the Commission’s interpretation of Rule 415 promulgated under the Securities Act of 1933, as amended.

(3)
Number of shares beneficially owned includes (i) 1,400,000 shares issuable upon conversion of convertible notes and (ii) 1,400,000 shares issuable upon exercise of warrants. Mr. Howard Berger has sole voting and dispositive power over the shares beneficially owned by this entity.

(4)
Number of shares beneficially owned includes (i) 1,400,000 shares issuable upon conversion of convertible notes and (ii) 1,400,000 shares issuable upon exercise of warrants. Mr. David Rappaport has sole voting and dispositive power over the shares beneficially owned by this entity.

(5)
Number of shares beneficially owned includes (i) 1,400,000 shares issuable upon conversion of convertible notes and (ii) 1,400,000 shares issuable upon exercise of warrants. Mr. David Rappaport has sole voting and dispositive power over the shares beneficially owned by this entity.

(6)
Number of shares beneficially owned includes (i) 1,400,000 shares issuable upon conversion of convertible notes and (ii) 1,400,000 shares issuable upon exercise of warrants. Mr. David Rappaport has sole voting and dispositive power over the shares beneficially owned by this entity.

(7)
Number of shares beneficially owned includes (i) 1,400,000 shares issuable upon conversion of convertible notes and (ii) 1,400,000 shares issuable upon exercise of warrants. Mr. Mark Nordlicht has sole voting and dispositive power over the shares beneficially owned by this entity.

(8)
Number of shares beneficially owned includes (i) 2,000,000 shares issuable upon conversion of convertible notes and (ii) 2,000,000 shares issuable upon exercise of warrants. Mr. Abraham Schwartz may be deemed the control person of the securities registered on behalf of Centurion Microcap, L.P.

(9)
Number of shares beneficially owned includes (i) 1,400,000 shares issuable upon conversion of convertible notes and (ii) 1,400,000 shares issuable upon exercise of warrants. Mr. Michael Fein has sole voting and dispositive power over the shares beneficially owned by this entity.

(10)
Number of shares beneficially owned includes (i) 1,400,000 shares issuable upon conversion of convertible notes and (ii) 1,400,000 shares issuable upon exercise of warrants. Mr. Michael Fein has sole voting and dispositive power over the shares beneficially owned by this entity.

(11)
Number of shares beneficially owned consists of (1) 1,200,000 shares issuable upon conversion of convertible notes and (ii) 1,200,000 shares issuable upon exercise of warrants. Alpha Capital is a private investment fund that is owned by all its investors and managed by Mr. Konrad Ackermann, who may be deemed the control person of the shares owned Alpha Capital. Rainer Posch, a director, has voting and dispositive power over the shares.

(12)
Number of shares beneficially owned consists of (1) 4,000,000 shares issuable upon conversion of convertible notes and (ii) 4,000,000 shares issuable upon exercise of warrants. Adam Benowitz and Randy Cohen share investment and dispositive power of the shares held by this entity.

The following is a description of the selling shareholders relationship to us and how each the selling shareholder acquired the shares to be sold in this offering:

On November 15, 2006, we issued to a group of accredited investors our two-year 8% convertible notes in the principal amount of $3,000,000. Amortizing payments of the outstanding principal amount and interest under the Notes will commence on the third month anniversary date of the date of issuance of the Notes and on the same day of each month thereafter until the principal amount and interest have been repaid in full. On each payment date, we are required to make payments to the holders of the Notes in the amount of 4.76% of the initial principal amount and all interest accrued on the notes as of the payment date. At our election, monthly payments may be made (i) in cash in an amount equal to 115% of the principal amount component of the monthly payment and 100% of all other components, or (ii) in shares of our registered common stock at a conversion price equal to the lesser of (A) $0.25, or (B) 75% of the average of the closing bid price of our common stock for the five trading days preceding the date a notice of conversion is given to us after we notify the holder of the notes of its election to make a monthly payment in shares of Common Stock. The holders have a right to convert the notes into shares of common stock at $0.25 per share. We also issued Class A Warrants to purchase 6,000,000 shares of our common stock at $0.40 per share and Class B Warrants to purchase 6,000,000 shares of our common stock at $0.50 per share. All warrants are exercisable for a period of five years following the effective date of the registration statement of which this prospectus forms a part.

We agreed to file the registration statement of which this prospectus forms a part for the purpose of registering the shares issuable upon conversion of the notes and exercise of the warrants.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On October 1, 2003, our wholly owned subsidiary, Inrob, Ltd., entered into a management agreement with Ben Tsur Joseph, our President, Chief Executive Officer and sole director. Under the terms of the agreement, entities controlled by Mr. Joseph are required to provide management services to us as may be requested by us from time to time. Initially, we have accrued monthly payments of $15,000 which payments were increased to $20,000 per month starting on October 1, 2004. For the periods ended September 30, 2006, and 2005, the Company accrued $160,000 and $75,000, respectively under the management agreement. Mr. Joseph has agreed that he will not demand that we pay to him any accrued amounts related to the management agreement until the end of calendar year 2006. The management agreement does not have a specific completion date, but may be terminated by either party on three month written notice.

In July 2005, our wholly owned subsidiary, Inrob Ltd., purchased, on behalf of Mr. Joseph, 2,057,415 shares of our common stock in connection with the reverse merger. The amount of consideration provided by Inrob for the shares was $475,000. Subsequently, Mr. Joseph entered into a Share Transfer and Loan Agreement with Inrob whereby that company transferred to Mr. Joseph 2,057,415 shares of our common stock in exchange for a promissory note issued by Mr. Joseph in the amount of $475,000. The promissory note carries an interest rate of four (4) percent per annum, and is payable to Inrob on demand.

As of September 30, 2006, Mr. Joseph, our President and Director, had loaned a total of $89,441 to the Company for working capital purposes. The loan is unsecured, non-interest bearing, and has no terms for repayment.

DESCRIPTION OF SECURITIES

The following description of our capital stock and provisions of our articles of incorporation and bylaws, each as amended, is only a summary. You should also refer to the copies of our articles of incorporation and bylaws which are included as exhibits to our Report on 10-KSB for the fiscal year ended December 31, 2004. Our authorized capital stock consists of 380,000,000 shares of common stock, par value $0.0001 per share, and 20,000,000 shares of preferred stock $0.0001 par value per share. As of December 13, 2006, there were 61,350,180 shares of common stock issued and outstanding and 1,000 shares of preferred stock issued and outstanding.

Common Stock

We are authorized to issue 380,000,000 shares of common stock of which as of December 13, 2006, 61,350,180 shares are issued and outstanding. Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of our stockholders. Holders of our common stock are entitled to receive dividends ratably, if any, as may be declared by the board of directors out of legally available funds, subject to any preferential dividend rights of any outstanding preferred stock. Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive ratably our net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are fully paid and nonassessable. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of preferred stock which we may designate and issue in the future without further stockholder approval.

Preferred Stock

We are currently authorized to issue 20,000,000 shares of preferred stock, 1,000 of which have been designated as Series A Preferred Stock. All of these shares have been issued. Each share of Series A Preferred Stock carries voting rights equal to 400,000 shares of common stock and has no other preferential rights or privileges.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is OTC Corporate Transfer Service Co.

PLAN OF DISTRIBUTION

The selling stockholders, or their pledgees, donees, transferees, or any of their successors in interest selling shares received from the named selling stockholders as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus (all of whom may be a selling stockholder) may sell the common stock offered by this prospectus from time to time on any stock exchange or automated interdealer quotation system on which the common stock is listed or quoted at the time of sale, in the over-the-counter market, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at prices otherwise negotiated. The selling stockholders may sell the common stock by one or more of the following methods, without limitation:

•	Block trades in which the broker or dealer so engaged will attempt to sell the common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	An exchange distribution in accordance with the rules of any stock exchange on which the common stock is listed;

•	Ordinary brokerage transactions and transactions in which the broker solicits purchases;

•	Privately negotiated transactions;

•	In connection with short sales of company shares;

•	Through the distribution of common stock by any selling stockholder to its partners, members or stockholders;

•	By pledge to secure debts of other obligations;

•	In connection with the writing of non-traded and exchange-traded call options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options;

•	Purchases by a broker-dealer as principal and resale by the broker-dealer for its account; or

•	In a combination of any of the above.

These transactions may include crosses, which are transactions in which the same broker acts as an agent on both sides of the trade. The selling stockholders may also transfer the common stock by gift. We do not know of any arrangements by the selling stockholders for the sale of any of the common stock.

The selling stockholders may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of the common stock. These brokers or dealers may act as principals, or as an agent of a selling stockholder. Broker-dealers may agree with a selling stockholder to sell a specified number of the stocks at a stipulated price per share. If the broker-dealer is unable to sell common stock acting as agent for a selling stockholder, it may purchase as principal any unsold shares at the stipulated price. Broker-dealers who acquire common stock as principals may thereafter resell the shares from time to time in transactions in any stock exchange or automated interdealer quotation system on which the common stock is then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above. The selling stockholders may also sell the common stock in accordance with Rule 144 or Rule 144A under the Securities Act, rather than pursuant to this prospectus. In order to comply with the securities laws of some states, if applicable, the shares of common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers.

From time to time, one or more of the selling stockholders may pledge, hypothecate or grant a security interest in some or all of the shares owned by them. The pledgees, secured parties or person to whom the shares have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling stockholders. The number of a selling stockholder's shares offered under this prospectus will decrease as and when it takes such actions. The plan of distribution for that selling stockholder's shares will otherwise remain unchanged. In addition, a selling stockholder may, from time to time, sell the shares short, and, in those instances, this prospectus may be delivered in connection with the short sales and the shares offered under this prospectus may be used to cover short sales.

To the extent required under the Securities Act, the aggregate amount of selling stockholders' shares being offered and the terms of the offering, the names of any agents, brokers, dealers or underwriters, any applicable commission and other material facts with respect to a particular offer will be set forth in an accompanying prospectus supplement or a post-effective amendment to the registration statement of which this prospectus is a part, as appropriate. Any underwriters, dealers, brokers or agents participating in the distribution of the common stock may receive compensation in the form of underwriting discounts, concessions, commissions or fees from a selling stockholder and/or purchasers of selling stockholders' shares, for whom they may act (which compensation as to a particular broker-dealer might be less than or in excess of customary commissions). Neither we nor any selling stockholder can presently estimate the amount of any such compensation.

The selling stockholders and any underwriters, brokers, dealers or agents that participate in the distribution of the common stock will be deemed to be "underwriters" within the meaning of the Securities Act, and any discounts, concessions, commissions or fees received by them and any profit on the resale of the securities sold by them may be deemed to be underwriting discounts and commissions. If a selling stockholder is deemed to be an underwriter, the selling stockholder may be subject to certain statutory liabilities including, but not limited to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. Selling stockholders who are deemed underwriters within the meaning of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. The SEC staff is of a view that selling stockholders who are registered broker-dealers are deemed to be underwriters under the Securities Act while affiliates of registered broker-dealers may be underwriters under the Securities Act. We will not pay any compensation or give any discounts or commissions to any underwriter in connection with the securities being offered by this prospectus.

A selling stockholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the common stock in the course of hedging the positions they assume with that selling stockholder, including, without limitation, in connection with distributions of the common stock by those broker-dealers. A selling stockholder may enter into option or other transactions with broker-dealers, who may then resell or otherwise transfer those common stock. A selling stockholder may also loan or pledge the common stock offered hereby to a broker-dealer and the broker-dealer may sell the common stock offered by this prospectus so loaned or upon a default may sell or otherwise transfer the pledged common stock offered by this prospectus.

The selling stockholders and other persons participating in the sale or distribution of the common stock will be subject to applicable provisions of the Exchange Act, and the rules and regulations under the Exchange Act, including Regulation M. This regulation may limit the timing of purchases and sales of any of the common stock by the selling stockholders and any other person. The anti-manipulation rules under the Exchange Act may apply to sales of common stock in the market and to the activities of the selling stockholders and their affiliates. Regulation M may restrict the ability of any person engaged in the distribution of the common stock to engage in market-making activities with respect to the particular common stock being distributed for a period of up to five business days before the distribution. These restrictions may affect the marketability of the common stock and the ability of any person or entity to engage in market-making activities with respect to the common stock.

We have agreed to indemnify the selling stockholder and any brokers, dealers and agents who may be deemed to be underwriters, if any, of the common stock offered by this prospectus, against specified liabilities, including liabilities under the Securities Act. The selling stockholder has agreed to indemnify us against specified liabilities.

The issued and outstanding common stock, as well as the common stock to be issued offered by this prospectus was originally, or will be, issued to the selling stockholders pursuant to an exemption from the registration requirements of the Securities Act, as amended. We agreed to register the common stock issued or to be issued to the selling stockholders under the Securities Act, and to keep the registration statement of which this prospectus is a part effective until all of the securities registered under this registration statement have been sold. We have agreed to pay all expenses incident to the registration of the common stock held by the selling stockholders in connection with this offering, but all selling expenses related to the securities registered shall be borne by the individual holders of such securities pro rata on the basis of the number of shares of securities so registered on their behalf.

We cannot assure you that the selling stockholders will sell all or any portion of the common stock offered by this prospectus. In addition, we cannot assure you that a selling stockholder will not transfer the shares of our common stock by other means not described in this prospectus.

LEGAL MATTERS

The validity of the common stock has been passed upon by Sichenzia Ross Friedman Ference LLP, New York, New York.

EXPERTS

The Company's balance sheet as of December 31, 2005 and the related statements of operations and comprehensive income (loss), stockholders' (deficit), and cash flows for the two years then ended included in this Prospectus have been audited by Davis Accounting Group P.C., Certified Public Accountants, as set forth in its report appearing elsewhere herein and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We filed with the SEC a registration statement on Form SB-2 under the Securities Act for the common stock to be sold in this offering. This prospectus does not contain all of the information in the registration statement and the exhibits and schedules that were filed with the registration statement. For further information with respect to the common stock and us, we refer you to the registration statement and the exhibits and schedules that were filed with the registration statement. Statements made in this prospectus regarding the contents of any contract, agreement or other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the public reference facilities maintained by the SEC in Room 1024, 450 Fifth Street, NW, Washington, DC 20549. Copies of all or any part of the registration statement may be obtained from the SEC upon payment of the prescribed fee. Information regarding the operation of the public reference rooms may be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is http://www.sec.gov.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

Under the Nevada General Corporation Law and our Articles of Incorporation, as amended, our directors will have no personal liability to us or our stockholders for monetary damages incurred as the result of the breach or alleged breach by a director of his "duty of care". This provision does not apply to the directors' (i) acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director, (iii) approval of any transaction from which a director derives an improper personal benefit, (iv) acts or omissions that show a reckless disregard for the director's duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the corporation or its shareholders, (v) acts or omissions that constituted an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation or its shareholders, or (vi) approval of an unlawful dividend, distribution, stock repurchase or redemption. This provision would generally absolve directors of personal liability for negligence in the performance of duties, including gross negligence.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

INROB TECH LTD.

INDEX TO FINANCIAL STATEMENTS

DECEMBER 31, 2005, AND 2004

SEPTEMBER 30, 2006, AND 2005
(Unaudited)

Balance Sheet as of September 30, 2006	F-20

Statements of Operations and Comprehensive (Loss) for the Three Months And Nine Months Ended September 30, 2006, and 2005	F-21

Statements of Cash Flows for the Nine Months Ended September 30, 2006, and 2005	F-22

Notes to Financial Statements September 30, 2006, and 2005	F-24

REPORT OF REGISTERED INDEPENDENT AUDITORS

To the Stockholders and Board of Directors of Inrob Tech Ltd.:

We have audited the accompanying balance sheet of Inrob Tech Ltd. (a Nevada corporation) as of December 31, 2005, and the related statements of operations and comprehensive income (loss), stockholders' (deficit), and cash flows for each of the two years in the period ended December 31, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Inrob Tech Ltd. as of December 31, 2005, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company is conducting certain capital formation activities through the issuance of convertible debt, has experienced operating losses, and has negative working capital. These and other factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans regarding these matters are also described in Note 2 to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Respectfully submitted,

/s/ Davis Accounting Group P.C.
Cedar City, Utah,
March 20, 2006.

INROB TECH LTD.
BALANCE SHEET (NOTE 2)
AS OF DECEMBER 31, 2005

2005
ASSETS
Current Assets:
Cash and cash equivalents	$-
Accounts Receivable-
Trade	317,963
Employees and other	3,569
Less - Allowance for doubtful accounts	-
Inventories	477,307
Cost of uncompleted contracts in excess of billings	189,983
Prepaid expenses	15,104
Total current assets	1,003,926

Property and Equipment:
Office and computer equipment	54,935
Furniture and fixtures	70,814
Vehicles	318,834
444,583
Less - Accumulated depreciation	(209,473)
Net property and equipment	235,110

Other Assets:
Deposits and other	10,467
Loans to related party companies	257,069
Total other assets	267,536
Total Assets	$1,506,572

LIABILITIES AND STOCKHOLDERS' (DEFICIT)

Current Liabilities:
Bank overdrafts	$40,361
Bank loans and other debt, current portion	323,776
Convertible debenture	42,500
Accounts payable - Trade	277,517
Billings on uncompleted contracts in excess of related costs	1,003
Due to related party - Director and stockholder	82,421
Accrued liabilities	235,951
Reserve for estimated loss on contract	50,097
Deferred revenue	424,496
Income taxes payable	20,147

Total current liabilities	1,498,269

Long-term Debt, less current portion:
Bank loans and other debt	52,146
Total long-term debt	52,146

Total liabilities	1,550,415

Commitments and Contingencies

Stockholders' (Deficit):
Preferred stock, par value $.001 per share; 20,000,000 shares
authorized; no shares issued and outstanding	-
Capital stock, par value $.001 per share; 80,000,000 shares
authorized; 61,350,180 shares issued and outstanding	61,350
Additional paid-in capital	852,568
Less - Loan receivable - Director and stockholder	(475,000)
Accumulated other comprehensive income	3,769
Accumulated (deficit)	(486,530)
Total stockholders' (dificit)	(43,843)
Total Liabilities and Stockholders' (Deficit)	$1,506,572

The accompanying notes to financial statements are an integral part of this balance sheet.

INROB TECH LTD.
STATEMENTS OF OPERATIONS (NOTE 2)
AND COMPREHENSIVE INCOME (LOSS)
FOR THE YEARS ENDED DECEMBER 31, 2005, AND 2004

	2005	2004
Revenues:
Services	$1,154,932	$1,049,313
Product sales	425,683	157,008
Total revenues	1,580,615	1,206,321
Cost of Goods Sold:
Services	832,315	917,506
Product sales	102,615	90,910
Total cost of goods sold	934,930	1,008,416

Gross Profit	645,685	197,905
Expenses:
General and administrative	502,568	508,317

Total general and administrative expenses	502,568	508,317

Income (Loss) from Operations	143,117	(310,412)

Other (Expense):
Interest (expense)	(38,795)	(67,410)
Gain - sale of equipment	5,120	41,621
Total other (expense)	(33,675)	(25,789)

Income (Loss) before Income Taxes	109,442	(336,201)

Provision for income taxes	(14,057)	(12,619)

Net Income (Loss)	95,385	(348,820)

Comprehensive Income (Loss):
Israeli currency translation	20,190	(537)

Total Comprehensive Income (Loss)	$115,575	$(349,357)
(Loss) Per Common Share:
(Loss) per common share - Basic and Diluted	$0.00	$(0.01)
Weighted Average Number of Common Shares Outstanding - Basic and Diluted	38,753,607	26,880,484

The accompanying notes to financial statements are an integral part of these statements.

INROB TECH LTD.
STATEMENTS OF STOCKHOLDERS' (DEFICIT)  (NOTE 2)
FOR THE PERIODS ENDED DECMEBER 31, 2005, AND 2004

	Preferred Stock		Common Stock		Additional Paid-in	Less - Loan Receivable -Director and	Accumulated Other Comprehensive	Accumulated
Description	Shares	Amount	Shares	Amount	Capital	Stockholder	Income (Loss)	(Deficit)	Totals

Balance - December 31, 2003	-	$-	26,880,484	$26,881	$(736,049)	$-	$(15,884)	$(233,095)	$(958,147)

Israeli currency translation	-	-	-	-	-	-	(537)	-	(537)

Net (loss) for the period	-	-	-	-	-	-	-	(348,820)	(348,820)

Balance - December 31, 2004	-	-	26,880,484	26,881	(736,049)	-	(16,421)	(581,915)	(1,307,504)

Exercise of stock options to reduce
debt and liabilities	-	-	109,290	109	47,891	-	-	-	48,000

Issuance of common stock to reduce
debt and liabilities	-	-	602,806	603	151,983	-	-	-	152,586

Purchase of common stock for cash	-	-	2,057,415	2,057	472,943	(475,000)	-	-	-

Common stock issued for liabilities and
services	-	-	350,000	350	39,650	-	-	-	40,000

Conversion of convertible debenture
into common stock	-	-	10,114,470	10,114	239,886	-	-	-	250,000

Conversion of convertible debenture
into common stock	-	-	21,035,715	21,036	611,464	-	-	-	632,500

Issuance of common stock for accrued
interest on convertible debenture	-	-	200,000	200	24,800	-	-	-	25,000

Israeli currency translation	-	-	-	-	-	-	20,190	-	20,190

Net income for the period	-	-	-	-	-	-	-	95,385	95,385
Balance - December 31, 2005	-	$-	61,350,180	$61,350	$852,568	$(475,000)	$3,769	$(486,530)	$(43,843)

The accompanying notes to financial statements are an integral part of these statements.

INROB TECH LTD.
STATEMENTS OF CASH FLOWS (NOTE 2)
FOR THE YEARS ENDED DECEMBER 31, 2005, AND 2004

	2005	2004
Operating Activities:
Net income (loss)	$95,385	$(348,820)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	45,441	47,931
Reserve for loss on contract	50,097	-
Loss (gain) on sale of equipment	-	(41,621)
Write-down of related party loans receivable	-	-
Changes in net assets and liabilities-
Accounts receivable	(31,799)	(105,153)
Inventories	(276,113)	(94,094)
Cost of uncompleted contracts in excess of billings	(189,983)	-
Prepaid expenses and deposits	22,785	(7,200)
Accounts payable - trade and accrued liabilities	(90,433)	282,668
Billings on uncompleted contracts in excess of related costs	1,003	-
Deferred revenue	146,276	202,652
Income taxes payable	(6,334)	(720)

Net Cash (Used in) Operating Activities	(233,675)	(64,357)

Investing Activities:
Purchases of property and equipment	8,195	(191,594)
Proceeds from sale of property and equipment	5,120	53,452

Net Cash Provided by (Used in) Investing Activities	13,315	(138,142)

Financing Activities:
Increase (decrease) in long-term debt	(58,680)	116,053
Proceeds from (offset to) bank overdrafts	(523,818)	83,120
Proceeds from convertible debenture	617,500	250,000
Loan receivable - Director and stockholder	(475,000)	-
Interest on Loan receivable - Director and stockholder	(8,484)	-
Payments on (advances to) Loan - Director and stockholder	155,525	(61,812)
Due to related party - Director and stockholder	82,421	-
Loans to related party companies	410,706	(184,325)

Net Cash Provided by Financing Activities	200,170	203,036

Effect of Exchange Rate Changes on Cash	20,190	(537)

Net Increase (Decrease) in Cash	-	-

Cash - Beginning of Period	-	-

Cash - End of Period	$-	$-

The accompanying notes to financial statements are an integral part of these statements.

INROB TECH LTD
STATEMENTS OF CASH FLOWS (NOTE 2)
FOR THE YEARS ENDED DECEMBER 31, 2005, AND 2004

Supplemental Disclosures of Cash Flow Information:

Cash paid during the period for:
Interest	$48,945	$88,189
Income taxes	$20,391	$13,339

Supplemental Information of Noncash Investing and Financing Activities:

Supplemental Information of Noncash Investing and Financing Activities:

On January 5, 2005, a former Director and officer of Inrob Tech exercised 91,075 stock options to purchase a like number of shares of common stock for $0.439 per share, or $40,000. The value of the common stock was charged against notes payables, accrued interest and accrued compensation due to the former Director and officer. In addition, on February 21, 2005, the Board of Directors of Inrob Tech accepted the exercise of stock options by two parties to acquire 18,215 shares of common stock for $0.439 per share, or $8,000. The value of the common stock was charged against accrued compensation due to the same former Director and officer.

In July 2005, the Company issued 602,806 shares of its common stock in satisfaction of certain accounts payable, accrued liabilities, accrued compensation and related taxes, and notes payable. The value of the obligations satisfied by issuance of common stock was $152,586.

On July 21, 2005, Inrob Tech issued to a former Director and officer of the Company 350,000 shares of its common stock for prior services and the satisfaction of $40,000 of liabilities of the Company.

On July 21, 2005, the Company entered into a Stock Purchase Agreement with Inrob Israel, and issued 26,442,585 shares of its common (post reverse split) for all of the issued and outstanding capital stock of Inrob Israel (10,020 shares of common stock). At the same time, the Company effected a 10.98 for 1 reverse stock split of its common stock. Immediately following the completion of the Stock Purchase Agreement transaction, the Company had 29,999,995 shares of its common stock outstanding. At that time, Mr. Ben-Tsur Joseph, the sole Director and officer of Inrob Israel, owned 28,500,000 shares of the Company's common stock, or 95 percent of the then issued and outstanding common stock of Inrob Tech, and had voting control. Through this process Inrob Israel is considered to have acquired Inrob Tech by a reverse merger. The reverse merger has been recorded as a recapitalization of the Company, with the net assets of Inrob Israel and Inrob Tech brought forward at their historical bases. The costs associated with the reverse merger have been expensed as incurred.

On July 31, 2005, the Company issued 10,114,470 shares of its common stock for the conversion of a convertible debenture issued to a third-party entity by Inrob Israel. The value of the common stock issued was $250,000.

On September 15, 2005, the Company issued 21,035,715 shares of its common stock for the conversion of a convertible debenture issued to a third-party entity by Inrob Israel. The value of the common stock issued was $632,500.

On November 30, 2005, the Company issued 200,000 shares of its common stock in connection with the satisfaction of accrued interest on the $250,000 convertible debenture issued by Inrob Israel (see above). The value of the common stock issued was $25,000.

The accompanying notes to financial statements are an integral part of these statements.

INROB TECH LTD.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2005, AND 2004

(1) Summary of Significant Accounting Policies

Basis of Presentation and Organization

Inrob Tech Ltd. ("Inrob Tech" or the "Company") is a Nevada corporation which provides engineering products and services for the maintenance of critical and sophisticated equipment, and the integration and production of advanced wireless control solutions for unmanned ground vehicle ("UGV") robots. The remote control systems of the Company are the "brains" for many UGV solutions. The current nature of Israel's security situation coupled with the Company's close work with the Israeli Defense Forces ("IDF") and the Israeli police, has helped the Company gain extensive experience in a wide range of military and law enforcement UGV applications and control solutions. The Company has also targeted the civilian applications market, which includes dangerous tasks such as nuclear plant maintenance, inspection and decommissioning, the demolition industry, and firefighting and rescue services. The accompanying financial statements of Inrob Tech were prepared from the accounts of the Company under the accrual basis of accounting in United States dollars. In addition, the accompanying financial statements reflect the completion of a reverse merger between Inrob Tech and Inrob Ltd. ("Inrob Israel"), which was effected on July 21, 2005.

Prior to the completion of the reverse merger, Inrob Tech was a near dormant corporation with virtually no assets or operations (essentially since April 1, 2001, when the Company sold its paging business, known as The Sports Page and Score Page to BeepMe, to a third party vendor and creditor). The Company was originally incorporated in the State of Nevada under the name of Beeper Plus, Inc. On July 15, 2003, the Company then changed its name to Western Gaming Corporation. On August 17, 2005, the Company again changed its name to Inrob Tech Ltd. to reflect the reverse merger effected on July 21, 2005, and its new business plan.

Inrob Israel was organized as an Israeli corporation in 1988, under the name of Eligal Laboratories Ltd., and its UGV solutions include: (i) remote control systems (the "brains" of any robot); (ii) complete robot systems; and (iii) customized solutions. Inrob Israel is certified to design, manufacture and maintain electronic, optical and electro-mechanical equipment, and is a certified supplier to the Israeli Defense Forces and the Israeli Air Force. It has also been issued a certificate from the Israeli Air Force stating that its quality system is approved to perform inspections of products and services supplied to the Israeli Air Force. Inrob Israel changed its name to Inrob Ltd. in September 2003.

In addition, in January 2004, Inrob Israel completed two equity purchase transactions with separate entities and raised $195,000 from the issuance of 30,000,000 shares of its common stock. Thereafter, Inrob Israel commenced a registration activity of such shares of its common stock on behalf of the two entities as selling shareholders on Form F-1 with the Securities and Exchange Commission ("SEC"). The registration activity continued through December 31, 2004, and into the year 2005. In early 2005, Inrob Israel decided not to complete the registration of the common stock of the selling shareholders with the SEC, and withdrew its registration statement on July 28, 2005. As an alternative transaction, effective July 21, 2005, Inrob Israel completed the reverse merger with Inrob Tech, a publicly traded Nevada corporation.

Given that Inrob Israel is considered to have acquired Inrob Tech by a reverse merger through a Stock Purchase Agreement, and its sole stockholder had voting control of the Company at the time of the transaction, the accompanying financial statements and related disclosures in the notes to financial statements present the financial position as of December 31, 2005, and the operations for the years ended December 31, 2005, and 2004, of Inrob Israel under the name of Inrob Tech Ltd. The reverse merger has been recorded as a recapitalization of the Company, with the net assets of Inrob Israel and Inrob Tech brought forward at their historical bases. The costs associated with the reverse merger have been expensed as incurred.

INROB TECH LTD.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2005, AND 2004

Cash and Cash Equivalents

For purposes of reporting within the statement of cash flows, the Company considers all cash on hand, cash accounts not subject to withdrawal restrictions or penalties, and all highly liquid debt instruments purchased with a maturity of three months or less to be cash and cash equivalents.

Restricted Cash

The Company maintains restricted cash as funds designated for specific purposes or for compliance with terms of contractual agreements. As of December 31, 2005, $247,868 was pledged as collateral against certain bank loans, and offset against bank overdrafts for financial reporting purposes.

Accounts Receivable

Accounts receivable consist of amounts due from customers, employees and related parties. The Company establishes an allowance for doubtful accounts in amounts sufficient to absorb potential losses on accounts receivable. As of December 31, 2005, no allowance for doubtful accounts was deemed necessary. While management uses the best information available upon which to base estimates, future adjustments to the allowance may be necessary if economic conditions differ substantially from the assumptions used for the purpose of analysis.

Revenue Recognition

The Company generates revenues from product sales and maintenance service contracts.

Revenues from product sales are recognized on a completed-contract basis, in accordance with Staff Accounting Bulletin No. 104, "Revenue Recognition in Financial Statements" ("SAB No. 104") and Statement of Position 81-1, "Accounting for Performance of Construction-Type and Certain Production-Type Contracts." Revenue is recognized when delivery has occurred provided there is persuasive evidence of an agreement, acceptance tests results have been approved by the customer, the fee is fixed or determinable and collection of the related receivable is probable. Customers are billed, according to individual agreements, upon completion of the contract. All product costs are deferred and recognized on completion of the contract and customer acceptance. A provision is made for the amount of any expected loss on a contract at the time in is known. As of December 31, 2005, the Company had a reserve for estimated loss on a contract in the amount of $50,097. No reserve for estimated loss on a contract was recorded as of December 31, 2004.

On-going maintenance service contracts are negotiated separately at an additional fee. The maintenance service is separate from the functionality of the products, which can function without on-going maintenance. Revenues relating to maintenance service contracts are recognized as the services are rendered ratably over the period of the related contract.

INROB TECH LTD.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2005, AND 2004

The Company is not required to perform significant post-delivery obligations, does not provide warranties and does not allow product returns. As such, no provision is made for costs of this nature.

The Company does not sell products with multiple deliverables. It is management's opinion that EITF 00-21, "Revenue Arrangements With Multiple Deliverables" is not applicable.

Property and Equipment

The components of property and equipment are stated at cost. Property and equipment costs are depreciated or amortized for financial reporting purposes over the useful lives of the related assets by the straight-line method. Useful lives utilized by the Company for calculating depreciation or amortization are as follows:

Computer and office equipment	5 to 10 years
Furniture and fixtures	3 to 15 years
Vehicles	5 to 6 years

Upon disposition of an asset, its cost and related accumulated depreciation or amortization are removed from the accounts, and any resulting gain or loss is recognized.

Impairment of Long-Lived Assets

Under Statement of Financial Accounting Standards No. 121, as amended, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"), the Company evaluates the recoverability of long-lived assets and the related estimated remaining lives at each balance sheet date. The Company records an impairment or change in useful life whenever events or changes in circumstances indicate that the carrying amount may not be recoverable or the useful life has changed.

Loss Per Common Share

Basic loss per share is computed by dividing the net loss attributable to the common stockholders by the weighted average number of shares of common stock outstanding during the period. Fully diluted loss per share is computed similar to basic loss per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive.

Common Stock Registration Expenses

The Company considers incremental costs and expenses related to the registration of equity securities with the SEC, whether by contractual arrangement as of a certain date or by demand, to be unrelated to original issuance transactions. As such, subsequent registration costs and expenses are reflected in the accompanying financial statements as general and administrative expenses, and are expensed as incurred.

INROB TECH LTD.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2005, AND 2004

Research and Development Costs

The Company conducts research and development activities for others under contractual arrangements. Research and development costs incurred under contractual arrangements are accounted for in accordance with Statement of Financial Accounting Standards No. 68, "Research and Development Agreements" ("SFAS 68"). All costs incurred under the contractual arrangements are deferred and recognized as cost of sales (product sales) upon completion of the contract work.

Comprehensive Income (Loss)

The Company presents comprehensive income (loss) in accordance with Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"). SFAS 130 states that all items that are required to be recognized under accounting standards as components of comprehensive income (loss) be reported in the financial statements. For the years ended December 31, 2005, and 2004, the only components of comprehensive income (loss) were the net (loss) for the periods, and the foreign currency translation adjustments.

Income Taxes

The Company accounts for income taxes pursuant to SFAS No. 109, "Accounting for Income Taxes" ("SFAS 109"). Under SFAS 109, deferred tax assets and liabilities are determined based on temporary differences between the bases of certain assets and liabilities for income tax and financial reporting purposes. The deferred tax assets and liabilities are classified according to the financial statement classification of the assets and liabilities generating the differences.

The Company maintains a valuation allowance with respect to deferred tax assets. The Company establishes a valuation allowance based upon the potential likelihood of realizing the deferred tax asset and taking into consideration the Company's financial position and results of operations for the current period. Future realization of the deferred tax benefit depends on the existence of sufficient taxable income within the carryforward period under the Federal tax laws.

Changes in circumstances, such as the Company generating taxable income, could cause a change in judgment about the realizability of the related deferred tax asset. Any change in the valuation allowance will be included in income in the year of the change in estimate.

Foreign Currency Translation

The Company accounts for foreign currency translation pursuant to SFAS No. 52, "Foreign Currency Translation" ("SFAS 52"). The Company's functional currency is the Israeli New Shekel. Under SFAS 52, all assets and liabilities are translated into United States dollars using the current exchange rate at the end of each fiscal period. Revenues and expenses are translated using the average exchange rates prevailing throughout the respective periods. Translation adjustments are included in other comprehensive income (loss) for the period. Certain transactions of the Company are denominated in United States dollars. Translation gains or losses related to such transactions are recognized for each reporting period in the related statement of operations and comprehensive income (loss).

INROB TECH LTD.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2005, AND 2004

Fair Value of Financial Instruments

The Company estimates the fair value of financial instruments using the available market information and valuation methods. Considerable judgment is required in estimating fair value. Accordingly, the estimates of fair value may not be indicative of the amounts the Company could realize in a current market exchange. As of December 31, 2005, the Company did not have any financial instruments requiring the estimate of fair value.

Estimates

The financial statements are prepared on the basis of accounting principles generally accepted in the United States. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of December 31, 2005, and revenues and expenses for the years ended December 31, 2005, and 2004. Actual results could differ from those estimates made by management.

Fiscal Year End

On November 1, 2005, the Company's Board of Directors elected to change its fiscal year end from June 30th, to December 31st.

(2) Going Concern

During the year ended December 31, 2005, and subsequent thereto, Inrob Tech continued its operations, and through the latter part of July 2005, its common stock registration activities. Subsequent to July 21, 2005, the effective date of the reverse merger between Inrob Tech and Inrob Israel, Inrob Israel withdrew its Registration Statement on Form F-1 with the SEC, and the Company pursued its operations, bank overdraft and debt reduction activities with the proceeds provided from convertible debentures.

While management of the Company believes that the Company will be successful in sustaining its operating activities and thereby increasing its working capital from the completion of a reverse merger and third-party loans, there can be no assurance that the Company will be able to raise the funds needed to meet its debt and working capital obligations under its business plan, or be successful in the sale of its products and services that will generate sufficient revenues to sustain the operations of the Company.

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. The Company has incurred operating losses, had negative working capital as of December 31, 2005, and the cash resources of the Company are insufficient to meet its planned business objectives. These and other factors raise substantial doubt about the Company's ability to continue as a going concern. The accompanying financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern.

INROB TECH LTD.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2005, AND 2004

(3) Inventories

As of December 31, 2005, inventories consisted of the following:

2005
Work in progress	$441,866
Materials	35,441
Total	$477,307

(4) Loan Receivable - Director and Stockholder

As discussed in Note 9, in July 2005, Inrob Israel purchased, on behalf of Ben-Tsur Joseph, President, sole Director and stockholder, 2,057,415 shares of common stock of Inrob Tech in connection with the reverse merger. The amount of consideration provided by Inrob Israel for the shares was $475,000. Thereafter, Mr. Joseph entered into a Share Transfer and Loan Agreement with Inrob Israel whereby the company transferred to Mr. Joseph 2,057,415 shares of the common stock of Inrob Tech in exchange for a promissory note issued by Mr. Joseph in the amount of $475,000. The promissory note carries an interest rate of four (4) percent per annum, and is payable to Inrob Israel on demand. As of December 31, 2005, the balance owned on the loan plus accrued interest amounted to $483,484. The Company has classified the amount of the promissory note due from Mr. Joseph, or $475,000, as an offset to common stock equity, due to the nature of the transaction as a common stock subscription arrangement.

(5) Loans to Related Party Companies

Loans to related party companies bear interest at a variable rate equivalent to the minimum rate allowed by the Israel Income Tax Ordinance (4% percent), are unsecured and are due, including principal and interest, on December 31, 2008. As of December 31, 2005, the loans consisted of the following:

2005
Ben-Tsur Joseph Holdings Ltd.	$175,459
Elina Industries Ltd.	81,610
Totals	$257,069

(6) Bank Indebtedness

Inrob Israel has various short-term loans and bank loan arrangements to fund its operations. As security for bank indebtedness, it has pledged and assigned to Israel Discount Bank all of its revenues from purchase orders with certain national government customers, as well as a second collateral position on all other receivables and assets.

INROB TECH LTD.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2005, AND 2004

(7) Bank Loans and Other Debt

As of December 31, 2005, bank loans and other debt consisted of the following:

2005
Short-term Bank Loans:
Short-term loans, 5.75%-8.75% interest, mature by December 8, 2006, secured	$242,538
Bank Loan #1:
Monthly payments including interest at 6.30% per annum, matures October 10, 2006, secured	34,242
Bank Loan #2:
Monthly payments including interest at 6.75% per annum, matures February 27, 2008, secured	51,406
Bank Loan #3:
Monthly payments including interest at 6.17% per annum, matures February 10, 2008, secured	12,303
Bank Loan #4:
Monthly payments including interest at 6.21% per annum, matures June 2, 2007, secured	35,433
Totals	375,922
Less - Current portion	(323,776)
Total Bank Loans and Other Debt	$52,146

Principal repayments of bank loans and other debt are as follows:

2006	$323,776
2007	46,169
2008	5,977
Totals	$375,922

(8) Convertible Debentures

As of August 1, 2004, in connection with the conversion of the common stock equity investments of two shareholder entities (see Note 9), and the assignment of the rights and interests of such entities to a third-party entity, Inrob Israel issued a convertible debenture (the "Debenture") in the amount of $250,000. The Debenture carried an interest rate of ten (10) percent per annum, and was due on July 31, 2005, unless otherwise paid to the holder, or converted into shares of common stock. So long as Inrob Israel was not in default, the holder of the Debenture was to receive shares of common stock at a discount of fifty-five (55%) percent of the average closing bid price for the three days immediately prior to the receipt of the notice of conversion from the holder divided into the face amount of the Debenture plus accrued interest. The Debenture also provided that the maturity date may be extended to a date when Inrob Israel's common stock was publicly traded on a recognized stock exchange. As of July 31, 2005, Inrob Israel was in default under the terms of the Debenture, and could not repay the amount due. The Debenture was then assumed by Inrob Tech and converted into 10,114,285 shares of its publicly traded common stock. On November 30, 2005, accrued interest of $25,000 related to the Debenture was also satisfied by the issuance of 200,000 publicly traded shares of common stock.

INROB TECH LTD.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2005, AND 2004

On July 21, 2005, Inrob Israel issued a convertible debenture (the "Second Debenture") in the amount of $575,000 to a third-party entity. The Second Debenture carried an interest rate of ten (10) percent per annum, and payments of principal and interest were due and payable as follows: (i) on or about October 1, 2005, $200,000; (ii) on or about December 1, 2005, $200,000; and, (iii) on or about February 1, 2006, the remaining amount, including interest, of $232,500. So long as Inrob Israel was not in default, the holder of the Second Debenture was to receive shares of common stock at a discount of fifty-five (55%) percent of the average closing bid price for the three days immediately prior to the receipt of the notice of conversion from the holder divided into the face amount of the Second Debenture plus accrued interest. The amount of the Second Debenture was subsequently increased from $575,000 to $632,500. On September 13, 2005, the Second Debenture was in default for nonpayment. Thereafter, effective September 15, 2005, the Second Debenture obligation was assumed by Inrob Tech, and satisfied by the issuance of 21,035,715 publicly traded shares of common stock.

On September 30, 2005, the Company issued a convertible debenture (the "Third Debenture") in the amount of $42,500 to the same third-part entity that was the recipient of the Second Debenture. The Third Debenture carries an interest rate of ten (10) percent per annum, was due on November 30, 2005, and is convertible into 2,000,000 publicly traded shares of the Company's common stock. The due date of the Third Debenture was extended to April 30, 2006, by mutual agreement between the parties. As of December 31, 2005, accrued interest on the Third Debenture, amounting to $1,701, was reflected as a component of accrued liabilities in the accompanying balance sheet.

(9) Capital Stock

On January 5, 2005, a former Director and officer of Inrob Tech exercised 91,075 stock options to purchase a like number of shares of common stock for $0.439 per share, or $40,000. The value of the common stock was charged against notes payable, accrued interest and accrued compensation due to the former Director and officer. In addition, on February 21, 2005, the Board of Directors of Inrob Tech accepted the exercise of stock options by two parties to acquire 18,215 shares of common stock for $0.439 per share, or $8,000. The value of the common stock was charged against accrued compensation due to a former Director and officer.

In July 2005, the Company issued 602,806 shares of its common stock in satisfaction of certain accounts payable, accrued liabilities, accrued compensation and related taxes, and notes payable. The value of the obligations satisfied by issuance of common stock was $152,586.

On July 21, 2005, Inrob Israel purchased, on behalf of Ben-Tsur Joseph, President, sole Director and stockholder, 2,057,415 shares of common stock of the Company in connection with the reverse merger. The amount of consideration provided by Inrob Israel for the shares was $475,000. Thereafter, Mr. Joseph entered into a Share Transfer and Loan Agreement with Inrob Israel whereby the company transferred to Mr. Joseph 2,057,415 shares of the common stock of Inrob Tech in exchange for a promissory note issued by Mr. Joseph in the amount of $475,000. The promissory note carries an interest rate of four (4) percent per annum, and is payable to Inrob Israel on demand. The Company has classified the amount of the promissory note due from Mr. Joseph, or $475,000, as an offset to common stock equity, due to the nature of the transaction as a common stock subscription arrangement.

INROB TECH LTD.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2005, AND 2004

On July 21, 2005, Inrob Tech issued to a former Director and officer of the Company 350,000 shares of its common stock for prior services and the satisfaction of $40,000 of liabilities of the Company.

On July 21, 2005, the Company entered into a Stock Purchase Agreement with Inrob Israel, and issued 26,442,585 shares of its common stock (post reverse split) for all of the issued and outstanding capital stock of Inrob Israel (10,020 shares of common stock). At the same time, the Company effected a 10.98 for 1 reverse stock split of its common stock. Immediately following the completion of the Stock Purchase Agreement transaction, the Company had 29,999,995 shares of its common stock outstanding. At that time, Mr. Ben Tsur Joseph, the sole officer and Director of Inrob Israel, owned 28,500,000 shares of the Company's common stock, or 95 percent of the then issued and outstanding common stock of Inrob Tech, and had voting control. Through this process Inrob Israel is considered to have acquired Inrob Tech by a reverse merger. The reverse merger has been recorded as a recapitalization of the Company, with the net assets of Inrob Israel and Inrob Tech brought forward at their historical bases. The costs associated with the reverse merger have been expensed as incurred.

Effective January 1, 2004, Inrob Israel issued 30,000,000 shares of common stock (post 100 for 1 stock split) to two unrelated entities as equity investors for consideration in the amount of $195,000. Thereafter, the Inrob Israel commenced a registration activity of such shares of its common stock on behalf of the two entities as selling shareholders on a Form F-1 Registration Statement with the SEC. The proceeds from the issuance of common stock were used to pay legal and other professional fees and expenses associated with the Inrob Israel's common stock registration activities with the SEC. The registration activity continued through December 31, 2004, and into the year 2005. In early 2005, management decided not to complete the registration of the common stock of the selling shareholders with the SEC, and withdrew its registration statement on July 28, 2005. As of August 1, 2004, Inrob Israel notified the two investors that it was converting their equity investment in common stock into the Debenture. The two shareholder entities immediately assigned their rights and interests in the Debenture to a third-party entity. Inrob Israel canceled the 100 for 1 stock split and the issuance of the 30,000,000 shares of its common stock.

In March 2005, Ben-Tsur Joseph, as President and a Director of Inrob Israel, entered into an agreement to purchase 5,010 shares of common stock, or fifty (50%) percent of the total outstanding common stock of that company, from Itshak Hamami, the other Director of the Inrob Israel. Thereafter, Mr. Joseph owned 100 percent of the issued and outstanding shares of common stock of the Inrob Israel and became the sole Director and officer of that company.

(10) Recent Accounting Pronouncements

In March 2005, the FASB issued FASB Staff Position (`FSP") No. 46R-5, "Implicit Variable Interests under FASB Interpretation No. ("FIN") 46 (revised December 2003), Consolidation of Variable Interest Entities" ("FSP FIN 46R-5"). FSP FIN 46R-5 provides guidance for a reporting enterprise on whether it holds an implicit variable interest in Variable Interest Entities ("VIEs") or potential VIEs when specific conditions exist. This FSP is effective in the first period beginning after March 3, 2005, in accordance with the transition provisions of FIN 46 (revised 2003), "Consolidation of Variable Interest Entities - an Interpretation of Accounting Research Bulletin No. 51" ("FIN 46R"). The adoption of this standard is not expected to have a material impact on the Company's financial position or results of operations.

INROB TECH LTD.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2005, AND 2004

In March 2005, the FASB issued Interpretation No. 47, "Accounting for Conditional Asset Retirement Obligations" ("FIN 47"), which will result in: (a) more consistent recognition of liabilities relating to asset retirement obligations; (b) more information about expected future cash outflows associated with those obligations; and (c) more information about investments in long-lived assets because additional asset retirement costs will be recognized as part of the carrying amounts of the assets. FIN 47 clarifies that the term "conditional asset retirement obligation" as used in SFAS No. 143, "Accounting for Asset Retirement Obligations," refers to a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on the future event that may or may not be within the control of the entity. The obligation to perform the asset retirement activity is unconditional even though uncertainty exists about the timing and/or method of settlement. Uncertainty about the timing and/or method of settlement of a conditional asset retirement obligation should be factored into the measurement of the liability when sufficient information exists. FIN 47 also clarifies when an entity would have sufficient information to reasonably estimate the fair value of asset retirement obligation. FIN 47 is effective no later than the end of fiscal years ending after December 15, 2005. Retrospective application of interim financial information is permitted but is not required. Early adoption of the interpretation is encouraged. The Company does not believe that the adoption of FIN 47 will have a material effect on its financial position or results of operations.

In May 2005, the FASB issued Statement of Financial Accounting Standards No. 154, "Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20, Accounting Changes, and Statement No. 3, Reporting Accounting Changes in Interim Financial Statements" ("SFAS No. 154"). SFAS No. 154 changes the requirements for the accounting for, and reporting of, a change in accounting principle. Previously, most voluntary changes in accounting principles were required to be recognized by way of a cumulative effect adjustment within net income during the period of the change. SFAS No. 154 generally requires retrospective application to prior period financial statements of voluntary changes in accounting principles. SFAS No. 154 is effective for accounting changes made in fiscal years beginning after December 15, 2005; however, SFAS No. 154 does not change the transition provisions of any existing accounting pronouncements. The Company does not believe that the adoption of SFAS No. 154 will have a material effect on its financial position or results of operations.

(11) Related Party Transactions

The Company recovered administrative costs amounting to $10,200 and $26,113, respectively, during the periods ended December 31, 2005, and 2004 from related party entities.

Inrob Israel entered into a management agreement with a Director and officer on October 1, 2003, which was subsequently extended as to its commencement date to May 1, 2005. Other terms and conditions related to equipment usage commenced with the original date of the agreement. Under the terms of the agreement, the Company is obligated to pay $15,000 per month during the first year and $20,000 per month thereafter for management fees. For the year ended December 31, 2005, the Company accrued $120,000 under the management agreement. The Director and officer has agreed that he will not demand that the Company pay to him any accrued amounts related to the management agreement until the end of calendar year 2006. The management agreement does not have a specific completion date, but may be terminated by either party on written notice of three months.

INROB TECH LTD.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2005, AND 2004

As described in Note 9 above, in July 2005, Inrob Israel purchased, on behalf of Ben-Tsur Joseph, its President, Director and sole stockholder, 2,057,415 shares of common stock of Inrob Tech in connection with the reverse merger. The amount of consideration provided by Inrob Israel for the shares was $475,000. Thereafter, Mr. Joseph entered into a Share Transfer and Loan Agreement with Inrob Israel whereby the company transferred to Mr. Joseph 2,057,415 shares of the common stock of Inrob Tech in exchange for a promissory note issued by Mr. Joseph in the amount of $475,000. The promissory note carries an interest rate of four (4) percent per annum, and is payable to Inrob Israel on demand. The Company has classified the amount of the promissory note due from Mr. Joseph, or $475,000, as an offset to common stock equity, due to the nature of the transaction as a common stock subscription arrangement.

During the year ended December 31, 2005, Mr. Ben-Tsur Joseph, President and Director of the Company, loaned $82,421 to the Company for working capital purposes. The loan is unsecured, non-interest bearing, and has no terms for repayment.

(12) Research and Development

Costs incurred under the contractual arrangements are deferred and recognized as cost of good sold upon completion of the contract. For the years ended December 31, 2005, and 2004, research and development costs in the amount of $78,508, and $76,431, respectively, were included in cost of goods sold in the accompanying financial statements.

(13) Income Taxes

The provision (benefit) for income tax for the periods ended December 31, 2005, and 2004, were as follows (assuming a 34% effective tax rate):

	2005	2004
Current Tax Provision:
Federal-
Taxable income	$14,057	$12,619
Total current tax provision	$14,057	$12,619
Deferred Tax Provision:
Federal-
Loss carryforwards	(32,400)	118,600
Change in valuation allowance	32,400	(118,600)
Total deferred tax provision	$—	$—

INROB TECH LTD.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2005, AND 2004

The Company had deferred income tax assets as of December 31, 2005, and 2004, as follows:

	2005	2004
Loss carryforwards	$165,400	$197,800
Less - Valuation allowance	(165,400)	(197,800)
Total net deferred tax assets	$—	$—

The Company provided a valuation allowance equal to the deferred income tax assets for the periods ended December 31, 2005, and 2004, because it is not presently known whether future taxable income will be sufficient to utilize the loss carryforwards.

As of December 31, 2005, the Company had approximately $486,500 in tax loss carryforwards that can be utilized in future periods to reduce taxable income.

(14) Commitments and Contingencies

As of December 31, 2005, the Company had letters of guarantee totaling $42,465, in favor of two customers, guaranteeing the completion of certain projects. The letters of guarantee are secured by a general security guarantee with two banks.

The Company is committed to vehicle lease obligations, under operating lease agreements, with various expiration dates through 2006. Future minimum annual lease payments (exclusive of taxes, insurance and maintenance costs) under the leases are approximately $1,000 for the year.

For the year ended December 31, 2005, the Company was a party to a lease agreement in Israel for its premises which expired in January, 2006. In 2006, the Company entered into a new one-year lease agreement, with an option to extend the agreement for an additional year. The Company may terminate the lease agreement upon 60-days notice. Future minimum annual payments (exclusive of taxes, insurance and maintenance costs) under the lease are approximately $91,935 for the calendar year 2006.

The Company also entered into two sublease agreements for its leased premises in Israel which expired on December 31, 2005, under which it received approximately $31,350 for the year. Subsequent to December 31, 2005, the sublease agreements continued on a month-to-month basis, and the Company intends to execute new sublease agreements with its tenants in 2006.

(15) Significant Customers

For the years ended December 31, 2005, and 2004, the Company had certain customers that accounted for more that ten (10) percent of total revenues, as follows:

	2005	2004
Customer A	$610,579	$630,237
Customer B	—	168,613
Customer C	168,681	149,661

INROB TECH LTD.
BALANCE SHEET (NOTE 2)
AS OF SEPTEMBER 30, 2006
(Unaudited)

2006
ASSETS
Current Assets:
Cash and cash equivalents	$-
Accounts Receivable-
Trade	310,484
Employees and other	6,031
Income and other taxes	30,949
Less - Allowance for doubtful accounts	-
Inventories	645,214
Cost of uncompleted contracts in excess of billings	153,808
Prepaid expenses	10,492

Total current assets	1,156,978

Property and Equipment:
Office and computer equipment	85,048
Furniture and fixtures	58,402
Vehicles	338,952
Leasehold improvements	37,373

519,775
Less - Accumulated depreciation and amortization	(266,687)

Net property and equipment	253,088

Other Assets:
Deposits and other	24,805
Deferred offering costs	10,000
Loans to related party companies	452,005
Deferred income taxes	147,895

Total other assets	634,705

Total Assets	$2,044,771

LIABILITIES AND STOCKHOLDERS' (DEFICIT)

Current Liabilities:
Bank overdrafts	$66,801
Bank loans and other debt, current portion	281,561
Convertible debenture	42,500
Accounts payable - Trade	313,719
Due to related party - Director and stockholder	89,441
Billings on uncompleted contracts in excess of costs	120,168
Due to related party - Investor group	137,875
Accrued liabilities	514,717
Reserve for estimated loss on contract	38,333
Deferred revenue	584,075

Total current liabilities	2,189,190

Long-term Debt, less current portion:
Bank loans and other debt	47,416
Total long-term debt	47,416

Total liabilities	2,236,606

Commitments and Contingencies

Stockholders' (Deficit):
Preferred stock, par value $.001 per share; 20,000,000 shares
authorized; no shares issued and outstanding	-
Capital stock, par value $.001 per share; 80,000,000 shares
authorized; 61,350,180 shares issued and outstanding	61,350
Additional paid-in capital	852,568
Less - Loan receivable - Director and stockholder	(475,000)
Accumulated other comprehensive income	8,787
Accumulated (deficit)	(639,540)

Total stockholders' (deficit)	(191,835)

Total Liabilities and Stockholders' (Deficit)	$2,044,771

The accompanying notes to financial statements
are an integral part of this balance sheet.

INROB TECH LTD.
STATEMENTS OF OPERATIONS AND
COMPREHENSIVE (LOSS) (NOTE 2)
FOR THE THREE-MONTHS AND NINE-MONTHS
ENDED SEPTEMBER 30, 2006, AND 2005
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Revenues:
Services	$69,519	$108,086	$929,835	$879,201
Product sales	112,706	2,161	297,231	239,546
Total revenues	182,225	110,247	1,227,066	1,118,747
Cost of Goods Sold:
Services	386,126	358,614	909,549	966,322
Product sales	60,644	23,076	136,461	77,316
Total cost of goods sold	446,770	381,690	1,046,010	1,043,638
Gross Profit (Deficit)	(264,545)	(271,443)	181,056	75,109
Expenses:
General and administrative	198,967	159,900	526,109	326,199
Total general and administrative expenses	198,967	159,900	526,109	326,199
(Loss) from Operations	(463,512)	(431,343)	(345,053)	(251,090)
Other Income (Expense):
Interest and other income	13,921	1,473	51,571	1,572
Interest (expense)	(13,267)	(18,060)	(34,807)	(55,401)
Total other income (expense)	654	(16,587)	16,764	(53,829)
(Loss) before Income Taxes	(462,858)	(447,930)	(328,289)	(304,919)
(Provision) Benefit for income taxes	193,424	42	175,279	(3,571)
Net (Loss)	(269,434)	(447,888)	(153,010)	(308,490)
Comprehensive (Loss):
Israeli currency translation	(9,443)	17,736	5,018	31,591
Total Comprehensive (Loss)	$(278,877)	$(430,152)	$(147,992)	$(276,899)
(Loss) Per Common Share:
(Loss) per common share - Basic and Diluted	$(0.00)	$(0.01)	$(0.00)	$(0.01)
Weighted Average Number of Common Shares
Outstanding During the Periods- Basic and Diluted	61,350,180	39,448,949	61,350,180	31,183,333

The accompanying notes to financial statements are
an integral part of these statements.

INROB TECH LTD.
STATEMENTS OF CASH FLOWS (NOTE 2)
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2006, AND 2005
(Unaudited)

	Nine Months Ended
	September 30,
	2006	2005
Operating Activities:
Net (loss)	$(153,010)	$(308,490)
Adjustments to reconcile net income to net cash provided
by (used in) operating activities:
Depreciation and amortization	57,214	31,452
Deferred income taxes	(147,895)	-
Reserve for (recovery of ) loss on contract	(11,764)	-
Changes in net assets and liabilities-
Accounts receivable	(25,932)	24,827
Inventories	(167,907)	114,796
Cost of uncompleted contracts in excess of billings	36,175	-
Prepaid expenses and deposits	4,612	36,374
Accounts payable - trade and accrued liabilities	314,968	(43,000)
Billings on uncompleted contracts in excess of related costs	119,165	-
Deferred revenue	159,579	(207,304)
Income taxes payable and other	(20,272)	(3,218)

Net Cash Provided by (Used in) Operating Activities	164,933	(354,563)

Investing Activities:
Purchases of and adjustments to property and equipment	(75,192)	(10,888)

Net Cash (Used in) Investing Activities	(75,192)	(10,888)

Financing Activities:
Payments on long-term debt	(46,945)	(10,129)
Proceeds from (offset to) bank overdrafts	26,440	(338,968)
Proceeds from issuance of convertible debentures	-	675,000
Deferred offering costs	(10,000)	-
Loan receivable - Director and stockholder	-	(475,000)
Interest on loan receivable - Director and stockholder	(14,213)	(3,748)
Proceeds from loan from related party - Investor group	137,875	-
Due from related party - Director and stockholder	7,020	95,085
Received from (loans to) related party companies	(194,936)	391,620

Net Cash Provided by (Used in) Financing Activities	(94,759)	333,860

Effect of Exchange Rate Changes on Cash	5,018	31,591

Net Increase (Decrease) in Cash	-	-

Cash - Beginning of Period	-	-

Cash - End of Period	$-	$-

The accompanying notes to financial statements are
an integral part of these statements.

INROB TECH LTD.
STATEMENTS OF CASH FLOWS (NOTE 2)
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2006, AND 2005
(Unaudited)

Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for:
Interest	$31,638	$37,891
Income taxes	$20,147	$6,789

Supplemental Information of Noncash Investing and Financing Activities:

On January 5, 2005, a former Director and officer of Inrob Tech exercised 91,075 stock options to purchase a like number of shares of common stock for $0.439 per share, or $40,000. The value of the common stock was charged against notes payables, accrued interest and accrued compensation due to the former Director and officer. In addition, on February 21, 2005, the Board of Directors of Inrob Tech accepted the exercise of stock options by two parties to acquire 18,215 shares of common stock for $0.439 per share, or $8,000. The value of the common stock was charged against accrued compensation due to the same former Director and officer.

In July 2005, the Company issued 602,806 shares of its common stock in satisfaction of certain accounts payable, accrued liabilities, accrued compensation and related taxes, and notes payable. The value of the obligations satisfied by issuance of common stock was $152,586.

On July 21, 2005, Inrob Tech issued to a former Director and officer of the Company 350,000 shares of its common stock for prior services and the satisfaction of $40,000 of liabilities of the Company.

On July 21, 2005, the Company entered into a Stock Purchase Agreement with Inrob Israel, and issued 26,442,585 shares of its common (post reverse split) for all of the issued and outstanding capital stock of Inrob Israel (10,020 shares of common stock). At the same time, the Company effected a 10.98 for 1 reverse stock split of its common stock. Immediately following the completion of the Stock Purchase Agreement transaction, the Company had 29,999,995 shares of its common stock outstanding. At that time, Mr. Ben-Tsur Joseph, the sole Director and officer of Inrob Israel, owned 28,500,000 shares of the Company's common stock, or 95 percent of the then issued and outstanding common stock of Inrob Tech, and had voting control. Through this process Inrob Israel is considered to have acquired Inrob Tech by a reverse merger. The reverse merger has been recorded as a recapitalization of the Company, with the net assets of Inrob Israel and Inrob Tech brought forward at their historical bases. The costs associated with the reverse merger have been expensed as incurred.

On July 31, 2005, the Company issued 10,114,470 shares of its common stock for the conversion of a convertible debenture issued to a third-party entity by Inrob Israel. The value of the common stock issued was $250,000.

On September 15, 2005, the Company issued 21,035,715 shares of its common stock for the conversion of a convertible debenture issued to a third-party entity by Inrob Israel. The value of the common stock issued was $632,500.

On November 30, 2005, the Company issued 200,000 shares of its common stock in connection with the satisfaction of accrued interest on the $250,000 convertible debenture issued by Inrob Israel (see above). The value of the common stock issued was $25,000.

The accompanying notes to financial statements are
an integral part of these statements.

INROB TECH LTD.
NOTES TO FINANCIAL STATEMENTS
SEPTEMBER 30, 2006, AND 2005
(Unaudited)

(1)  Summary of Significant Accounting Policies

  Basis of Presentation and Organization

Inrob Tech Ltd. (“Inrob Tech” or the “Company”) is a Nevada corporation which provides engineering products and services for the maintenance of critical and sophisticated equipment, and the integration and production of advanced wireless control solutions for unmanned and ground vehicle (“UVR”) robots. The remote control systems of the Company are the “brains” for many UVR solutions. The current nature of Israel’s security situation coupled with the Company’s close work with the Israeli Defense Forces (“IDF”) and the Israeli police, has helped the Company gain extensive experience in a wide range of military and law enforcement UVR applications and control solutions. The Company has also targeted the civilian applications market, which includes solar powered equipment, and dangerous tasks such as nuclear plant maintenance, inspection and decommissioning, the demolition industry, and firefighting and rescue services. The accompanying financial statements of Inrob Tech were prepared from the accounts of the Company under the accrual basis of accounting in United States dollars. In addition, the accompanying financial statements reflect the completion of a reverse merger between Inrob Tech and Inrob Ltd. (“Inrob Israel”), which was effected on July 21, 2005.

Prior to the completion of the reverse merger, Inrob Tech was a near dormant corporation with virtually no assets or operations (essentially since April 1, 2001, when the Company sold its paging business, known as The Sports Page and Score Page to BeepMe, to a third party vendor and creditor). The Company was originally incorporated in the State of Nevada under the name of Beeper Plus, Inc. On July 15, 2003, the Company then changed its name to Western Gaming Corporation. On August 17, 2005, the Company again changed its name to Inrob Tech Ltd. to reflect the reverse merger effected on July 21, 2005, and its new business plan.

Inrob Israel was organized as an Israeli corporation in 1988, under the name of Eligal Laboratories Ltd., and its UVR solutions include: (i) remote control systems (the “brains” of any robot); (ii) complete robot systems; and (iii) customized solutions. Inrob Israel is certified to design, manufacture and maintain electronic, optical and electro-mechanical equipment, and is a certified supplier to the Israeli Defense Forces and the Israeli Air Force. It has also been issued a certificate from the Israeli Air Force stating that its quality system is approved to perform inspections of products and services supplied to the Israeli Air Force. Inrob Israel changed its name to Inrob Ltd. in September 2003.

In addition, in January 2004, Inrob Israel completed two equity purchase transactions with separate entities and raised $195,000 from the issuance of 30,000,000 shares of its common stock. Thereafter, Inrob Israel commenced a registration activity of such shares of its common stock on behalf of the two entities as selling shareholders on Form F-1 with the Securities and Exchange Commission (“SEC”). The registration activity continued through December 31, 2004, and into the year 2005. In early 2005, Inrob Israel decided not to complete the registration of the common stock of the selling shareholders with the SEC, and withdrew its registration statement on July 28, 2005. As an alternative transaction, effective July 21, 2005, Inrob Israel completed the reverse merger with Inrob Tech, a publicly traded Nevada corporation.

INROB TECH LTD.
NOTES TO FINANCIAL STATEMENTS
SEPTEMBER 30, 2006, AND 2005
(Unaudited)

Given that Inrob Israel is considered to have acquired Inrob Tech by a reverse merger through a Stock Purchase Agreement, and its sole stockholder currently has voting control of the Company, the accompanying financial statements and related disclosures in the notes to financial statements present the financial position as of September 30, 2006, and the operations for the periods ended September 30, 2006, and 2005, of Inrob Israel under the name of Inrob Tech Ltd. The reverse merger has been recorded as a recapitalization of the Company, with the net assets of Inrob Israel and Inrob Tech brought forward at their historical bases. The costs associated with the reverse merger have been expensed as incurred.

  Unaudited Interim Financial Statements

The interim financial statements as of September 30, 2006, and for the periods ended September 30, 2006, and 2005, are unaudited. However, in the opinion of management, the interim financial statements include all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the Company’s financial position as of September 30, 2006, and the results of its operations and its cash flows for the periods ended September 30, 2006, and 2005. These results are not necessarily indicative of the results expected for the calendar year ending December 31, 2006. The accompanying financial statements and notes thereto do not reflect all disclosures required under accounting principles generally accepted in the United States. Refer to Inrob Tech Ltd.’s audited financial statements contained in its Annual Report on Form 10-KSB as of December 31, 2005, for additional information, including significant accounting policies.

  Cash and Cash Equivalents

For purposes of reporting within the statement of cash flows, the Company considers all cash on hand, cash accounts not subject to withdrawal restrictions or penalties, and all highly liquid debt instruments purchased with a maturity of three months or less to be cash and cash equivalents.

  Restricted Cash

The Company maintains restricted cash as funds designated for specific purposes or for compliance with terms of contractual agreements. As of September 30, 2006, $271,911 was pledged as collateral against certain bank loans, and offset against bank overdrafts for financial reporting purposes.

  Accounts Receivable

Accounts receivable consist of amounts due from customers, employees and related parties. The Company establishes an allowance for doubtful accounts in amounts sufficient to absorb potential losses on accounts receivable. As of September 30, 2006, no allowance for doubtful accounts was deemed necessary. While management uses the best information available upon which to base estimates, future adjustments to the allowance may be necessary if economic conditions differ substantially from the assumptions used for the purpose of analysis.

INROB TECH LTD.
NOTES TO FINANCIAL STATEMENTS
SEPTEMBER 30, 2006, AND 2005
(Unaudited)

  Revenue Recognition

The Company generates revenues from product sales and maintenance service contracts.

Revenues from product sales are recognized on a completed-contract basis, in accordance with Staff Accounting Bulletin No. 104, “ Revenue Recognition in Financial Statements” (“SAB No. 104”) and Statement of Position 81-1, “ Accounting for Performance of Construction-Type and Certain Production-Type Contracts.” Revenue is recognized when delivery has occurred provided there is persuasive evidence of an agreement, acceptance tests results have been approved by the customer, the fee is fixed or determinable and collection of the related receivable is probable. Customers are billed, according to individual agreements, upon completion of the contract. All product costs are deferred and recognized on completion of the contract and customer acceptance. A provision is made for the amount of any expected loss on a contract at the time it is known. As of September 30, 2006, the Company had a reserve for estimated loss on a contract in the amount of $38,333.

On-going maintenance service contracts are negotiated separately at an additional fee. The maintenance service is separate from the functionality of the products, which can function without on-going maintenance. Revenues relating to maintenance service contracts are recognized as the services are rendered ratably over the period of the related contract.

The Company is not required to perform significant post-delivery obligations, does not provide warranties and does not allow product returns. As such, no provision is made for costs of this nature.

The Company does not sell products with multiple deliverables. It is management’s opinion that EITF 00-21, “ Revenue Arrangements With Multiple Deliverables” is not applicable.

  Property and Equipment

The components of property and equipment are stated at cost. Property and equipment costs are depreciated or amortized for financial reporting purposes over the useful lives of the related assets by the straight-line method. Useful lives utilized by the Company for calculating depreciation or amortization are as follows:

Computer and office equipment	5 to 10 years
Furniture and fixtures	3 to 15 years
Vehicles	5 to 6 years
Leasehold improvements	10 years

Upon disposition of an asset, its cost and related accumulated depreciation or amortization are removed from the accounts, and any resulting gain or loss is recognized.

INROB TECH LTD.
NOTES TO FINANCIAL STATEMENTS
SEPTEMBER 30, 2006, AND 2005
(Unaudited)

Impairment of Long-Lived Assets

The Company evaluates the recoverability of long-lived assets and the related estimated remaining lives when events or circumstances lead management to believe that the carrying value of an asset may not be recoverable. For the periods ended September 30, 2006, and 2005, no events or circumstances occurred for which an evaluation of the recoverability of long-lived assets was required.

  Earnings (Loss) Per Common Share

Basic earnings (loss) per share is computed by dividing the net income (loss) attributable to the common stockholders by the weighted average number of shares of common stock outstanding during the period. Fully diluted earnings (loss) per share is computed similar to basic earnings (loss) per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive.

Common Stock Registration Expenses

The Company considers incremental costs and expenses related to the registration of equity securities with the SEC, whether by contractual arrangement as of a certain date or by demand, to be unrelated to original issuance transactions. As such, subsequent registration costs and expenses are reflected in the accompanying financial statements as general and administrative expenses, and are expensed as incurred.

  Research and Development Costs

The Company conducts research and development activities for others under contractual arrangements. Research and development costs incurred under contractual arrangements are accounted for in accordance with Statement of Financial Accounting Standards No. 68, “Research and Development Agreements” (“SFAS 68”). All costs incurred under the contractual arrangements are deferred and recognized as cost of sales (product sales) upon completion of the contract work.

Deferred Offering Costs

The Company defers as other assets the direct incremental costs of raising capital until such time as the offering is completed. At the time of the completion of the offering, the costs are charged against the capital raised. Should the offering be terminated, deferred offering costs are charged to operations during the period in which the offering is terminated. As of September 30, 2006, the Company recorded $10,000 as deferred offering costs in connection with a capital formation activity.

Advertising and Promotion Costs

Advertising and promotion costs are charged to operations when incurred. For the three months ended September 30, 2006, and 2005, advertising and promotion costs amounted to $4,600 and $695, respectively. For the nine months ended September 30, 2006, and 2005, advertising and promotion costs amounted to $91,421, and $5,469, respectively.

INROB TECH LTD.
NOTES TO FINANCIAL STATEMENTS
SEPTEMBER 30, 2006, AND 2005
(Unaudited)

Comprehensive Income (Loss)

The Company presents comprehensive income (loss) in accordance with Statement of Financial Accounting Standards No. 130, “ Reporting Comprehensive Income” (“SFAS 130”). SFAS 130 states that all items that are required to be recognized under accounting standards as components of comprehensive income (loss) be reported in the financial statements. For the periods ended September 30, 2006, and 2005, the only components of comprehensive income (loss) were the net income (loss) for the periods, and the foreign currency translation adjustments.

Income Taxes

The Company accounts for income taxes pursuant to SFAS No. 109, “ Accounting for Income Taxes” (“SFAS 109”). Under SFAS 109, deferred tax assets and liabilities are determined based on temporary differences between the bases of certain assets and liabilities for income tax and financial reporting purposes. The deferred tax assets and liabilities are classified according to the financial statement classification of the assets and liabilities generating the differences.

The Company maintains a valuation allowance with respect to deferred tax assets. The Company establishes a valuation allowance based upon the potential likelihood of realizing the deferred tax asset and taking into consideration the Company’s financial position and results of operations for the current period. Future realization of the deferred tax benefit depends on the existence of sufficient taxable income within the carryforward period under the Federal tax laws.

Changes in circumstances, such as the Company generating taxable income, could cause a change in judgment about the realizability of the related deferred tax asset. Any change in the valuation allowance will be included in income in the year of the change in estimate.

  Foreign Currency Translation

The Company accounts for foreign currency translation pursuant to SFAS No. 52, “ Foreign Currency Translation” (“SFAS 52”). The Company’s functional currency is the Israeli New Shekel. Under SFAS 52, all assets and liabilities are translated into United States dollars using the current exchange rate at the end of each fiscal period. Revenues and expenses are translated using the average exchange rates prevailing throughout the respective periods. Translation adjustments are included in other comprehensive income (loss) for the period. Certain transactions of the Company are denominated in United States dollars. Translation gains or losses related to such transactions are recognized for each reporting period in the related statement of operations and comprehensive income (loss).

INROB TECH LTD.
NOTES TO FINANCIAL STATEMENTS
SEPTEMBER 30, 2006, AND 2005
(Unaudited)

  Fair Value of Financial Instruments

The Company estimates the fair value of financial instruments using the available market information and valuation methods. Considerable judgment is required in estimating fair value. Accordingly, the estimates of fair value may not be indicative of the amounts the Company could realize in a current market exchange. As of September 30, 2006, the Company’s financial instruments approximated fair value to do the nature and maturity of such instruments.

  Estimates

The financial statements are prepared on the basis of accounting principles generally accepted in the United States. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of September 30, 2006, and revenues and expenses for the periods ended September 30, 2006, and 2005. Actual results could differ from those estimates made by management.

(2)  Going Concern

During the period ended September 30, 2006, and subsequent thereto, Inrob Tech continued its operations, and through the latter part of July 2005, its common stock registration activities. Subsequent to July 21, 2005, the effective date of the reverse merger between Inrob Tech and Inrob Israel, Inrob Israel withdrew its Registration Statement on Form F-1 with the SEC, and the Company pursued its operations, bank overdraft and debt reduction activities with the proceeds provided from convertible debentures and other transactions involving its common stock.

While management of the Company believes that the Company will be successful in sustaining its operating activities and thereby increasing its working capital from the completion of a reverse merger and third-party loans, there can be no assurance that the Company will be able to raise the funds needed to meet its debt and working capital obligations under its business plan, or be successful in the sale of its products and services that will generate sufficient revenues to sustain the operations of the Company.

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. The Company has incurred operating losses, had negative working capital as of September 30, 2006, and the cash resources of the Company are insufficient to meet its planned business objectives. These and other factors raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern.

INROB TECH LTD.
NOTES TO FINANCIAL STATEMENTS
SEPTEMBER 30, 2006, AND 2005
(Unaudited)

(3)  Inventories

As of September 30, 2006, inventories consisted of the following:

2006
Work in progress	$601,689
Materials	43,525
Total	$645,214

(4)  Loan Receivable - Director and Stockholder

As discussed in Note 8, in July 2005, Inrob Israel purchased, on behalf of Ben-Tsur Joseph, President, sole Director and stockholder, 2,057,415 shares of common stock of Inrob Tech in connection with the reverse merger. The amount of consideration provided by Inrob Israel for the shares was $475,000. Thereafter, Mr. Joseph entered into a Share Transfer and Loan Agreement with Inrob Israel whereby the company transferred to Mr. Joseph 2,057,415 shares of the common stock of Inrob Tech in exchange for a promissory note issued by Mr. Joseph in the amount of $475,000. The promissory note carries an interest rate of four (4) percent per annum, and is payable to Inrob Israel on demand. As of September 30, 2006, the balance owed on the loan plus accrued interest amounted to $497,697. The Company has classified the amount of the promissory note due from Mr. Joseph, or $475,000, as an offset to common stock equity, due to the nature of the transaction as a common stock subscription arrangement.

(5)  Loans to Related Party Companies

Loans to related party companies bear interest at a variable rate equivalent to the minimum rate allowed by the Israel Income Tax Ordinance (4% percent), are unsecured and are due, including principal and interest, on December 31, 2008. As of September 30, 2006, the loans consisted of the following:

2006
Ben-Tsur Joseph Holdings Ltd.	$231,198
Elina Industries Ltd.	220,807
Totals	$452,005

(6)  Bank Indebtedness

The Company has various short-term loans and bank loan arrangements to fund its operations. As security for bank indebtedness, it has pledged and assigned to Israel Discount Bank all of its revenues from purchase orders with certain national government customers, as well as a second collateral position on all other receivables and assets.

(7)  Convertible Debentures

As of August 1, 2004, in connection with the conversion of the common stock equity investments of two shareholder entities (see Note 8), and the assignment of the rights and interests of such entities to a third-party entity, Inrob Israel issued a convertible debenture (the “Debenture”) in the amount of $250,000. The Debenture carried an interest rate of ten (10) percent per annum, and was due on July 31, 2005, unless otherwise paid to the holder, or converted into shares of common stock. So long as Inrob Israel was not in default, the holder of the Debenture was to receive shares of common stock at a discount of fifty-five (55%) percent of the average closing bid price for the three days immediately prior to the receipt of the notice of conversion from the holder divided into the face amount of the Debenture plus accrued interest. The Debenture also provided that the maturity date may be extended to a date when Inrob Israel’s common stock was publicly traded on a recognized stock exchange. As of July 31, 2005, Inrob Israel was in default under the terms of the Debenture, and could not repay the amount due. The Debenture was then assumed by Inrob Tech and converted into 10,114,285 shares of its publicly traded common stock. On November 30, 2005, accrued interest of $25,000 related to the Debenture was also satisfied by the issuance of 200,000 publicly traded shares of common stock.

INROB TECH LTD.
NOTES TO FINANCIAL STATEMENTS
SEPTEMBER 30, 2006, AND 2005
(Unaudited)

On July 21, 2005, Inrob Israel issued a convertible debenture (the “Second Debenture”) in the amount of $575,000 to a third-party entity. The Second Debenture carried an interest rate of ten (10) percent per annum, and payments of principal and interest were due and payable as follows: (i) on or about October 1, 2005, $200,000; (ii) on or about December 1, 2005, $200,000; and, (iii) on or about February 1, 2006, the remaining amount, including interest, of $232,500. So long as Inrob Israel was not in default, the holder of the Second Debenture was to receive shares of common stock at a discount of fifty-five (55%) percent of the average closing bid price for the three days immediately prior to the receipt of the notice of conversion from the holder divided into the face amount of the Second Debenture plus accrued interest. The amount of the Second Debenture was subsequently increased from $575,000 to $632,500. On September 13, 2005, the Second Debenture was in default for nonpayment. Thereafter, effective September 15, 2005, the Second Debenture obligation was assumed by Inrob Tech, and satisfied by the issuance of 21,035,715 publicly traded shares of common stock.

On September 30, 2005, the Company issued a convertible debenture (the “Third Debenture”) in the amount of $42,500 to the same third-party entity that was the recipient of the Second Debenture. The Third Debenture carries an interest rate of ten (10) percent per annum, was due on November 30, 2005, and is convertible into 2,000,000 publicly traded shares of the Company’s common stock. The due date of the Third Debenture was extended to December 31, 2006, by written agreement between the parties. As of September 30, 2006, accrued interest on the Third Debenture, amounting to $4,250, was reflected as a component of accrued liabilities in the accompanying balance sheet. In addition, effective September 30, 2006, the third-party entity executed a document wherein it indicated that it had waived its right to convert the Third Debenture to common stock of the Company.

(8)  Capital Stock

On January 5, 2005, a former Director and officer of Inrob Tech exercised 91,075 stock options to purchase a like number of shares of common stock for $0.439 per share, or $40,000. The value of the common stock was charged against notes payable, accrued interest and accrued compensation due to the former Director and officer. In addition, on February 21, 2005, the Board of Directors of Inrob Tech accepted the exercise of stock options by two parties to acquire 18,215 shares of common stock for $0.439 per share, or $8,000. The value of the common stock was charged against accrued compensation due to a former Director and officer.

INROB TECH LTD.
NOTES TO FINANCIAL STATEMENTS
SEPTEMBER 30, 2006, AND 2005
(Unaudited)

In July 2005, the Company issued 602,806 shares of its common stock in satisfaction of certain accounts payable, accrued liabilities, accrued compensation and related taxes, and notes payable. The value of the obligations satisfied by issuance of common stock was $152,586.

On July 21, 2005, Inrob Israel purchased, on behalf of Ben-Tsur Joseph, President, sole Director and stockholder, 2,057,415 shares of common stock of the Company in connection with the reverse merger. The amount of consideration provided by Inrob Israel for the shares was $475,000. Thereafter, Mr. Joseph entered into a Share Transfer and Loan Agreement with Inrob Israel whereby the company transferred to Mr. Joseph 2,057,415 shares of the common stock of Inrob Tech in exchange for a promissory note issued by Mr. Joseph in the amount of $475,000. The promissory note carries an interest rate of four (4) percent per annum, and is payable to Inrob Israel on demand. The Company has classified the amount of the promissory note due from Mr. Joseph, or $475,000, as an offset to common stock equity, due to the nature of the transaction as a common stock subscription arrangement.

On July 21, 2005, Inrob Tech issued to a former Director and officer of the Company 350,000 shares of its common stock for prior services and the satisfaction of $40,000 of liabilities of the Company.

On July 21, 2005, the Company entered into a Stock Purchase Agreement with Inrob Israel, and issued 26,442,585 shares of its common stock (post reverse split) for all of the issued and outstanding capital stock of Inrob Israel (10,020 shares of common stock). At the same time, the Company effected a 10.98 for 1 reverse stock split of its common stock. Immediately following the completion of the Stock Purchase Agreement transaction, the Company had 29,999,995 shares of its common stock outstanding. At that time, Ben Tsur Joseph, the sole officer and Director of Inrob Israel, owned 28,500,000 shares of the Company’s common stock, or 95 percent of the then issued and outstanding common stock of Inrob Tech, and had voting control. Through this process Inrob Israel is considered to have acquired Inrob Tech by a reverse merger. The reverse merger has been recorded as a recapitalization of the Company, with the net assets of Inrob Israel and Inrob Tech brought forward at their historical bases. The costs associated with the reverse merger have been expensed as incurred.

Effective January 1, 2004, Inrob Israel issued 30,000,000 shares of common stock (post 100 for 1 stock split) to two unrelated entities as equity investors for consideration in the amount of $195,000. Thereafter, the Inrob Israel commenced a registration activity of such shares of its common stock on behalf of the two entities as selling shareholders on a Form F-1 Registration Statement with the SEC. The proceeds from the issuance of common stock were used to pay legal and other professional fees and expenses associated with the Inrob Israel’s common stock registration activities with the SEC. The registration activity continued through December 31, 2004, and into the year 2005. In early 2005, management decided not to complete the registration of the common stock of the selling shareholders with the SEC, and withdrew its registration statement on July 28, 2005. As of August 1, 2004, Inrob Israel notified the two investors that it was converting their equity investment in common stock into the Debenture. The two shareholder entities immediately assigned their rights and interests in the Debenture to a third-party entity. Inrob Israel canceled the 100 for 1 stock split and the issuance of the 30,000,000 shares of its common stock.

In March 2005, Ben-Tsur Joseph, as President and a Director of Inrob Israel, entered into an agreement to purchase 5,010 shares of common stock, or fifty (50%) percent of the total outstanding common stock of that company, from Itshak Hamami, the other Director of the Inrob Israel. Thereafter, Mr. Joseph owned 100 percent of the issued and outstanding shares of common stock of the Inrob Israel and became the sole Director and officer of that company.

INROB TECH LTD.
NOTES TO FINANCIAL STATEMENTS
SEPTEMBER 30, 2006, AND 2005
(Unaudited)

(9)  Recent Accounting Pronouncements

In July 2005, the Financial Accounting Standards Board (“FASB”) issued an exposure draft of a proposed interpretation, “Accounting for Uncertain Tax Positions - an Interpretation of SFAS Statement No. 109,” (“SFAS No. 109”). This interpretation would apply to all open tax positions accounted for in accordance with SFAS No. 109, including those acquired in business combinations. It is a proposed asset recognition approach to apply a dual threshold for uncertain tax positions. The interpretation would allow the recognition of a tax benefit when it is probable that it could be sustained upon audit. The interpretation defines “probable” as it is defined in SFAS No. 5, “Accounting for Contingencies.” The FASB has not established an effective date for the interpretation. The Company is currently reviewing the effect, if any, that the proposed guidance would have on its financial statements.

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments—an amendment of FASB Statements No. 133 and 140,” (“SFAS No. 155”). This Statement permits fair value of re-measurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation; clarifies which interest-only strips and principal-only strips are not subject to the requirements of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation; clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives; and amended SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities,” to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. SFAS No. 155 is effective for all financial instruments acquired, issued, or subject to a re-measurement (new basis) event occurring after the beginning of an entity’s first fiscal year that begins after September 15, 2006. The Company is currently reviewing the effect, if any, that this new pronouncement will have on its financial statements.

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets,” (“SFAS No. 156”), which amends SFAS No. 140, ” Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.” In a significant change to current guidance, SFAS No. 156 permits an entity to choose either of the following subsequent measurement methods for each class of separately recognized servicing assets and servicing liabilities: (1) Amortization Method or (2) Fair Value Measurement Method. SFAS No. 156 is effective as of the beginning of an entity’s first fiscal year that begins after September 15, 2006. The Company is currently reviewing the effect, if any, that this new pronouncement will have on its financial statements.

In June 2006, the FASB issued SFAS Board Interpretation No. 48, “ Accounting for Uncertainty in Income Taxes - an Interpretation of FASB statement No. 109” (“FIN 48”), which clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB No. 109. The interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. Earlier application of the provisions of FIN 48 is encouraged if the enterprise has not yet issued financial statements, including interim financial statements, in the period this Interpretation is adopted. The Company is currently reviewing the effect, if any, that this new guidance with have on its financial statements.

INROB TECH LTD.
NOTES TO FINANCIAL STATEMENTS
SEPTEMBER 30, 2006, AND 2005
(Unaudited)

In September 2006, the FASB issued SFAS No. 157, “ Fair Value Measurements .” This statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosure about fair value measurements. This statement applies under other accounting pronouncements that require or permit fair value measurement, the FASB having previously concluded in those accounting pronouncement that fair value is the relevant measurement attribute. This statement does not require any new fair value measurements. However, for some entities, the application of the statement will change current practice. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company is currently reviewing the effect, if any, that this new pronouncement will have on its financial statements.

In September 2006, the FASB issued SFAS No. 158, “ Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans - an amendment of FASB Statements No. 87, 88, 106 and 123(R) .” This statement improves financial reporting by requiring an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan (other than a multi-employer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net assets for a not-for-profit organization. This statement also improves financial reporting by requiring an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. The Company does not expect the adoption of this pronouncement to have a material impact on its financial statements.

(10)  Related Party Transactions

Inrob Israel entered into a management agreement with a Director and officer on October 1, 2003, which was subsequently extended as to its commencement date to May 1, 2005. Other terms and conditions related to equipment usage commenced with the original date of the agreement. Under the terms of the agreement, the Company is obligated to pay $15,000 per month during the first year and $20,000 per month thereafter for management fees. For the periods ended September 30, 2006, and 2005, the Company accrued $160,000 and $75,000, respectively under the management agreement. The Director and officer has agreed that he will not demand that the Company pay to him any accrued amounts related to the management agreement until the end of calendar year 2006. The management agreement does not have a specific completion date, but may be terminated by either party on written notice of three months.

As described in Note 8 above, in July 2005, Inrob Israel purchased, on behalf of Ben-Tsur Joseph, its President, Director and sole stockholder, 2,057,415 shares of common stock of Inrob Tech in connection with the reverse merger. The amount of consideration provided by Inrob Israel for the shares was $475,000. Thereafter, Mr. Joseph entered into a Share Transfer and Loan Agreement with Inrob Israel whereby the company transferred to Mr. Joseph 2,057,415 shares of the common stock of Inrob Tech in exchange for a promissory note issued by Mr. Joseph in the amount of $475,000. The promissory note carries an interest rate of four (4) percent per annum, and is payable to Inrob Israel on demand. The Company has classified the amount of the promissory note due from Mr. Joseph, or $475,000, as an offset to common stock equity, due to the nature of the transaction as a common stock subscription arrangement.

INROB TECH LTD.
NOTES TO FINANCIAL STATEMENTS
SEPTEMBER 30, 2006, AND 2005
(Unaudited)

As of September 30, 2006, Mr. Ben-Tsur Joseph, President and Director of the Company, had loaned a total of $89,441 to the Company for working capital purposes. The loan is unsecured, non-interest bearing, and has no terms for repayment.

(11)  Commitments and Contingencies

For the year ended December 31, 2005, the Company was a party to a lease agreement in Israel for its premises which expired in January, 2006. In 2006, the Company entered into a new one-year lease agreement, with an option to extend the agreement for an additional year. The Company may terminate the lease agreement upon 60-days notice. Future minimum annual payments (exclusive of taxes, insurance and maintenance costs) under the lease are approximately $23,000 for the remainder of the calendar year 2006.

The Company also entered into two sublease agreements for its leased premises in Israel which expired on December 31, 2005, under which it received approximately $31,350 for the year. Subsequent to December 31, 2005, the sublease agreements continued on a month-to-month basis until April, 2006, and June, 2006, respectively, when the parties to the sublease agreements moved from the leased premises of the Company. For the nine months ended September 30, 2006, the Company received approximately $10,716 of sublease income from the two parties.

In December 2005, the Company entered into an agreement for securing capital financing, and services related to stockholder relations and introductory services to market makers with an unrelated entity. The terms of the agreement required a payment of $50,000 at the commencement of the services which began in January 2006, and $10,000 per month thereafter for a period six months. For the nine months ended September 30, 2006, the Company paid $110,000 for services related to the agreement. Funding for the agreement was provided by an advance from a related party investor group.

In February 2006, the Company entered into an agreement with MoneyTV for certain media services related to the promotion of the Company on an international level. The agreement required the payment of a fee of $11,500 for such services. Funding for the agreement was provided by an advance from a related party investor group.

(12)  Subsequent Events

On October 4, 2006, pursuant to authorization by the shareholders of the Company, Inrob Tech filed Amended Articles of Incorporation with the Nevada Secretary of State to increase the number of authorized shares of its common stock from 80,000,000 shares authorized to 380,000,000 shares, and to change the par value of its preferred and common stock from $0.001 per share to $0.0001 per share. Subsequent to the filing, the Company was authorized to issue a total of 400,000,000 shares, consisting of 380,000,000 shares of common stock and 20,000,000 shares of preferred stock, all with a par value of $0.0001 per share.

INROB TECH LTD.
NOTES TO FINANCIAL STATEMENTS
SEPTEMBER 30, 2006, AND 2005
(Unaudited)

On November 9, 2006, pursuant to written consent provided by the board of directors, the Company established 1,000 shares of Series A Preferred Stock, par value $0.0001 with the Nevada Secretary of State. Each share of Series A Preferred Stock carries voting rights equal to 400,000 shares of common stock of the Company. In addition, the board of directors authorized the issuance of 1,000 shares of Series A Preferred Stock to Mr. Ben-Tsur Joseph, President and Director of the Company.

18,405,000 Shares

Common Stock

PROSPECTUS

January 11, 2007

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that which is set forth in this prospectus. We are offering to sell shares of our common stock and seeking offers to buy shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of these securities. Our business, financial condition, results of operation and prospects may have changed after the date of this prospectus.